Exhibit 3.1

THE COMPANIES LAW

EXEMPTED COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

YY Inc.

(adopted by special resolution on September 6, 2011)

1.	The name of the Company is YY Inc.

2.	The Registered Office of the Company shall be at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands.

3.	Subject to the following provisions of this Memorandum, the objects for which the Company is established are unrestricted and shall include, but without limitation:

(a)	to act and to perform all the functions of a holding company in all its branches and to coordinate the policy and administration of any subsidiary company or companies wherever incorporated or carrying on business or of any group of companies of which the Company or any subsidiary company is a shareholder or which are in any manner controlled directly or indirectly by the Company; and

(b)	to act as an investment company and for that purpose to subscribe, acquire, hold, dispose, sell, deal in or trade upon any terms, whether conditionally or absolutely, shares, stock, debentures, debenture stock, annuities, notes, mortgages, bonds, obligations and securities, foreign exchange, foreign currency deposits and commodities, issued or guaranteed by any company wherever incorporated, or by any government, sovereign, ruler, commissioners, public body or authority, supreme, municipal, local or otherwise, by original subscription, tender, purchase, exchange, underwriting, participation in syndicates or in any other manner and whether or not fully paid up, and to meet calls thereon.

4.	Subject to the following provisions of this Memorandum, the Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit, as provided by Section 27(2) of the Companies Law.

5.	Nothing in this Memorandum shall permit the Company to carry on a business for which a licence is required under the laws of the Cayman Islands unless duly licensed.

6.	The Company shall not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this clause shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

7.	The liability of each member is limited to the amount from time to time unpaid on such member’s shares.

8.	The share capital of the Company is US$50,000 divided into 4,640,575,690 Common Shares of a par value of US$0.00001 each, and 359,424,310 Preferred Shares of a par value of US$0.00001 each, of which 136,100,930 shares shall be designated Series A Preferred Shares, 102,073,860 shares shall be designated Series B Preferred Shares, 16,249,870 shares shall be designated Series C-1 Preferred Shares, and 104,999,650 shares shall be designated Series C-2 Preferred Shares, with the power for the Company, insofar as is permitted by law, to redeem or purchase any of its shares and to increase or reduce the said share capital subject to the provisions of the Companies Law (Revised) and the Articles of Association of the Company and to issue any part of its capital, whether original, redeemed or increased, with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions; and so that, unless the conditions of issue shall otherwise expressly declare, every issue of shares, whether declared to be preference or otherwise, shall be subject to the power hereinbefore contained.

9.	The Company may exercise the power contained in the Companies Law to deregister in the Cayman Islands and be registered by way of continuation in another jurisdiction.

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

YY Inc.

(adopted by special resolution on September 6, 2011)

TABLE OF CONTENTS

INTERPRETATION
1.	Definitions
SHARES
2.	Power to Issue Shares
3.	Redemption, Purchase, Surrender and Treasury Shares
4.	Rights Attaching to Shares
5.	Calls on Shares
6.	Joint and Several Liability to Pay Calls
7.	Forfeiture of Shares
8.	Share Certificates
9.	Fractional Shares
REGISTRATION OF SHARES
10.	Register of Members
11.	Registered Holder Absolute Owner
12.	Transfer of Registered Shares
13.	Transmission of Registered Shares
14.	Listed Shares
ALTERATION OF SHARE CAPITAL
15.	Power to Alter Capital
16.	Variation of Rights Attaching to Shares
DIVIDENDS AND CAPITALISATION
17.	Dividends
18.	Power to Set Aside Profits
19.	Method of Payment
20.	Capitalisation
MEETINGS OF MEMBERS
21.	Annual General Meetings
22.	Extraordinary General Meetings

23.	Requisitioned General Meetings
24.	Notice
25.	Giving Notice
26.	Postponement of General Meeting
27.	Participating in Meetings by Telephone
28.	Quorum at General Meetings
29.	Chairman to Preside
30.	Voting on Resolutions
31.	Power to Demand a Vote on a Poll
32.	Voting by Joint Holders of Shares
33.	Instrument of Proxy
34.	Representation of Corporate Member
35.	Adjournment of General Meeting
36.	Written Resolutions
37.	Directors Attendance at General Meetings
DIRECTORS AND OFFICERS
38.	Election of Directors
39.	Number of Directors
40.	Term of Office of Directors
41.	Alternate Directors
42.	Removal of Directors
43.	Vacancy in the Office of Director
44.	Remuneration of Directors
45.	Defect in Appointment of Director
46.	Directors to Manage Business
47.	Powers of the Board of Directors
48.	Register of Directors and Officers
49.	Officers
50.	Appointment of Officers
51.	Duties of Officers
52.	Remuneration of Officers
53.	Conflicts of Interest
54.	Indemnification and Exculpation of Directors and Officers
MEETINGS OF THE BOARD OF DIRECTORS
55.	Board Meetings
56.	Notice of Board Meetings

57.	Participation in Meetings by Telephone
58.	Quorum at Board Meetings
59.	Board to Continue in the Event of Vacancy
60.	Chairman
61.	Written Resolutions
62.	Validity of Prior Acts of the Board
CORPORATE RECORDS
63.	Minutes
64.	Register of Mortgages and Charges
65.	Form and Use of Seal
ACCOUNTS
66.	Books of Account
67.	Financial Year End
AUDITS
68.	Audit
69.	Appointment of Auditors
70.	Remuneration of Auditors
71.	Duties of Auditor
72.	Access to Records
VOLUNTARY WINDING-UP AND DISSOLUTION
73.	Winding-Up
CHANGES TO CONSTITUTION
74.	Changes to Articles
75.	Changes to the Memorandum of Association
76.	Discontinuance
77.	Schedule A
78.	Investors’ Rights Agreement and Right of First Refusal and Co-Sale Agreement
SCHEDULE A

ARTICLES OF ASSOCIATION

OF

YY Inc.

Table A

The regulations in Table A in the First Schedule to the Law (as defined below) do not apply to the Company.

INTERPRETATION

1.	Definitions

1.1	In these Articles, the following words and expressions shall, where not inconsistent with the context, have the following meanings, respectively:

Alternate Director	an alternate director appointed in accordance with these Articles;

Articles	these Articles of Association including Schedule A attached hereto as altered from time to time;

Auditor	includes an individual or partnership;

Board	the board of directors appointed or elected pursuant to these Articles and acting at a meeting of directors at which there is a quorum or by written resolution in accordance with these Articles;

Common Shares	subject to Schedule A, common shares of a par value of US$0.00001 each in the Company;

Company	the company for which these Articles are approved and confirmed;

Conversion Shares	the Common Shares issuable upon conversion of the Preferred Shares.

Director	a director, including a sole director, for the time being of the Company and shall include an Alternate Director;

Duowan	Duowan Entertainment Corp., a business company incorporated in the British Virgin Islands with limited liability;

YY Inc.	Page 2

GGV	Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P., their general partners and any of their respective successors and assignees, collectively;

Investors	the Series A Investors, the Series B Investors, the Series C Investors and Tiger.

Investor Directors	the Series A Director, the Series B Director, the Series C Director and the Tiger Director, collectively;

Investors’ Rights Agreement	means an investors rights agreement dated September 6, 2011 by and among the Company, certain Members of the Company and certain other parties thereto;

Key Holders	LI Xueling (李学凌), LEI Jun (雷军), CAO Jin (曹津) and ZHAO Bin (赵斌), and “Key Holder” means any one of them;

Law	The Companies Law of the Cayman Islands and every modification, re-enactment or revision thereof for the time being in force;

Majority Preferred Holders	the holders of more than fifty percent (50%) of the then outstanding Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares, voting or consenting together as a single class on a fully-diluted and as-if-converted basis.

Majority Series A Holders	the holders of more than fifty percent (50%) of the then outstanding Series A Preferred Shares, and the Conversion Shares issued upon conversion thereof, on a fully-diluted and as-converted basis.

Majority Series B Holders	the holders of more than fifty percent (50%) of the then outstanding Series B Preferred Shares, and the Conversion Shares issued upon conversion thereof, on a fully-diluted and as-converted basis.

Majority Series C Holders	collectively, the holders of more than fifty percent (50%) of the then outstanding Series C-1 Preferred Shares and the Series C-2 Preferred Shares, and the Conversion Shares issued upon conversion thereof, on a fully-diluted and as-converted basis.

YY Inc.	Page 3

Member	the person registered in the Register of Members as the holder of shares in the Company including holders of Preferred Shares and Common Shares and, when two or more persons are so registered as joint holders of shares, means the person whose name stands first in the Register of Members as one of such joint holders or all of such persons, as the context so requires;

Memorandum	the Memorandum of Association of the Company as may be amended and restated from time to time;

month	calendar month;

Morningside Group	Favor Star Limited and Morningside China TMT Fund I, L.P., and any of their respective successors and assignees, collectively;

notice	written notice as further provided in these Articles unless otherwise specifically stated;

Officer	any person appointed by the Board to hold an office in the Company;

ordinary resolution	subject to Schedule A, a resolution passed at a general meeting (or, if so specified, a meeting of Members holding a class of shares) of the Company by a simple majority of the votes cast (meaning votes of the shares that were present at the meeting and entitled to vote thereon and were voted and did not abstain), or a written resolution passed by the unanimous consent of all Members entitled to vote;

paid-up	paid-up or credited as paid-up;

Preferred Directors	has the meaning ascribed to it in Article 38.2 hereof;

Preferred Shares	Series A Preferred Shares, Series B Preferred Shares, Series C-1 Preferred Shares and Series C-2 Preferred Shares;

Register of Directors and Officers	the register of directors and officers referred to in these Articles;

YY Inc.	Page 4

Register of Members	the register of Members referred to in these Articles;

Registered Office	the Registered Office for the time being of the Company;

Right of First Refusal and Co-Sale Agreement	the right of first refusal and co-sale agreement dated September 6, 2011 by and among the Company, Duowan, the Key Holders and the Investors;

Seal	the common seal or any official or duplicate seal of the Company;

Secretary	the person appointed to perform any or all of the duties of secretary of the Company and includes any deputy or assistant secretary and any person appointed by the Board to perform any of the duties of the Secretary;

Series A Director	has the meaning ascribed to it in Article 38.2 hereof;

Series B Director	has the meaning ascribed to it in Article 38.2 hereof;

Series C Director	has the meaning ascribed to it in Article 38.2 hereof;

Series A Investor	each of Favor Star Limited and Morningside China TMT Fund I, L.P., and together, the “Series A Investors”;

Series B Investor	each of Morningside China TMT Fund I, L.P. and Steamboat, and together, the “Series B Investors”;

Series C Investor	each of Morningside China TMT Fund I, L.P., Steamboat. and GGV, and together, the “Series C Investors”;

Series A Preferred Shares	series A convertible and redeemable preferred shares of a par value of US$0.00001 each in the Company;

Series B Preferred Shares	series B convertible and redeemable preferred shares of a par value of US$0.00001 each in the Company;

YY Inc.	Page 5

Series C Preferred Shares	Series C-1 Preferred Shares and Series C-2 Preferred Shares;

Series C-1 Preferred Shares	series C-1 convertible and redeemable preferred shares of a par value of US$0.00001 each in the Company;

Series C-2 Preferred Shares	series C-2 convertible and redeemable preferred shares of a par value of US$0.00001 each in the Company;

share	includes Common Shares, Preferred Shares and a fraction of a share;

special resolution

subject to Schedule A, (i) a resolution passed by a majority of at least two-thirds of such members as, being entitled to do so, vote in person or by proxy at a general meeting of which notice specifying the intention to propose a resolution as a special resolution has been duly given (and for the avoidance of doubt, unanimity qualifies as a majority); or

(ii) a written resolution passed by unanimous consent of all Members entitled to vote;

Steamboat	Steamboat Ventures Asia, L.P., and any of its successors or assignees;

Tiger	Tiger Global Six YY Holdings, and its permitted assigns and successors;

Tiger Director	has the meaning ascribed to it in Article 38.2 hereof;

written resolution	a resolution passed in accordance with Article 36 or 61; and

year	calendar year.

1.2	In these Articles, where not inconsistent with the context:

(a)	words denoting the plural number include the singular number and vice versa;

(b)	words denoting the masculine gender include the feminine and neuter genders;

YY Inc.	Page 6

(c)	words importing persons include companies, associations or bodies of persons whether corporate or not;

(d)	the words:

(i)	“may” shall be construed as permissive; and

(ii)	“shall” shall be construed as imperative;

(e)	a reference to statutory provision shall be deemed to include any amendment or re-enactment thereof; and

(f)	unless otherwise provided herein, words or expressions defined in the Law shall bear the same meaning in these Articles.

1.3	In these Articles expressions referring to writing or its cognates shall, unless the contrary intention appears, include facsimile, printing, lithography, photography, electronic mail and other modes of representing words in visible form.

1.4	Headings used in these Articles are for convenience only and are not to be used or relied upon in the construction hereof.

SHARES

2.	Power to Issue Shares

2.1	Subject to these Articles and in particular Schedule A and to any resolution of the Members to the contrary, and without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, the Board shall have the power to issue any unissued shares of the Company on such terms and conditions as it may determine and any shares or class of shares (including the issue or grant of options, warrants and other rights, renounceable or otherwise in respect of shares) may be issued with such preferred, deferred or other special rights or such restrictions, whether in regard to dividend, voting, return of capital, or otherwise, provided that no share shall be issued at a discount except in accordance with the Law.

3.	Redemption, Purchase, Surrender and Treasury Shares

3.1	Subject to the Law and Schedule A, the Company is authorised to issue shares which are to be redeemed or are liable to be redeemed at the option of the Company or a Member and may make payments in respect of such redemption in accordance with the Law.

3.2	Subject to Schedule A, the Company is authorised to purchase any share in the Company (including a redeemable share) by agreement with the holder and may make payments in respect of such purchase in accordance with the Law.

3.3	Subject to Schedule A, the Company authorises the Board to determine the manner or any of the terms of any redemption or purchase.

YY Inc.	Page 7

3.4	A delay in payment of the redemption price shall not affect the redemption but, in the case of a delay of more than thirty days, interest shall be paid for the period from the due date until actual payment at a rate which the Board, after due enquiry, estimates to be representative of the rates being offered by Class A banks in the Cayman Islands for thirty day deposits in the same currency.

3.5	Subject to Schedule A, the Company authorises the Board pursuant to section 37(5) of the Law to make a payment in respect of the redemption or purchase of its own shares otherwise than out of its profits, share premium account, or the proceeds of a fresh issue of shares.

3.6	No share may be redeemed or purchased unless it is fully paid-up.

3.7	The Company may accept the surrender for no consideration of any fully paid share (including a redeemable share) unless, as a result of the surrender, there would no longer be any issued shares of the company other than shares held as treasury shares.

3.8	Subject to Schedule A, the Company is authorised to hold treasury shares in accordance with the Law.

3.9	Subject to Schedule A, the Board may designate as treasury shares any of its shares that it purchases or redeems, or any shares surrendered to it, in accordance with the Law.

3.10	Shares held by the Company as treasury shares shall continue to be classified as treasury shares until such shares are either cancelled or transferred in accordance with the Law.

4.	Rights Attaching to Shares

4.1	Subject to Article 2.1, the Memorandum of Association and any resolution of the Members to the contrary and without prejudice to any special rights conferred thereby on the holders of any other shares or class of shares, the share capital of the Company shall be divided into 4,640,575,690 Common Shares of a par value of US$0.00001 each, and 359,424,310 Preferred Shares of a par value of US$0.00001 each, of which 136,100,930 shares shall be designated Series A Preferred Shares, 102,073,860 shares shall be designated Series B Preferred Shares, 16,249,870 shares shall be designated Series C-1 Preferred Shares, and 104,999,650 shares shall be designated Series C-2 Preferred Shares.

4.2	Subject to the provisions of these Articles and in particular Schedule A, each share in the Company confers upon the Member:

(a)	be entitled to one vote per share;

(b)	be entitled to such dividends as the Board may from time to time declare;

(c)	in the event of a winding-up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganization or otherwise or upon any distribution of capital, be entitled to the surplus assets of the Company; and

YY Inc.	Page 8

(d)	generally be entitled to enjoy all of the rights attaching to shares.

5.	Calls on Shares

5.1	The Board may make such calls as it thinks fit upon the Members in respect of any monies (whether in respect of nominal value or premium) unpaid on the shares allotted to or held by such Members and, if a call is not paid on or before the day appointed for payment thereof, the Member may at the discretion of the Board be liable to pay the Company interest on the amount of such call at such rate as the Board may determine, from the date when such call was payable up to the actual date of payment. The Board may differentiate between the holders as to the amount of calls to be paid and the times of payment of such calls.

5.2	The Company may accept from any Member the whole or a part of the amount remaining unpaid on any shares held by him, although no part of that amount has been called up.

5.3	The Company may make arrangements on the issue of shares for a difference between the Members in the amounts and times of payments of calls on their shares.

6.	Joint and Several Liability to Pay Calls

The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

7.	Forfeiture of Shares

7.1	If any Member fails to pay, on the day appointed for payment thereof, any call in respect of any share allotted to or held by such Member, the Board may, at any time thereafter during such time as the call remains unpaid, direct the Secretary to forward such Member a notice in writing in the form, or as near thereto as circumstances admit, of the following:

Notice of Liability to Forfeiture for Non-Payment of Call

[                    ] (the “Company”)

You have failed to pay the call of [amount of call] made on the [    ] day of [            ], 20[    ], in respect of the [number] share(s) [number in figures] standing in your name in the Register of Members of the Company, on the [    ] day of [            ], 20[    ], the day appointed for payment of such call. You are hereby notified that unless you pay such call together with interest thereon at the rate of [        ] per annum computed from the said [    ] day of [            ], 20[    ] at the Registered Office of the Company the share(s) will be liable to be forfeited.

Dated this [    ] day of [            ], 20[    ]

[Signature of Secretary] By Order of the Board

YY Inc.	Page 9

7.2	If the requirements of such notice are not complied with, any such share may at any time thereafter before the payment of such call and the interest due in respect thereof be forfeited by a resolution of the Board to that effect, and such share shall thereupon become the property of the Company and may be disposed of as the Board shall determine. Without limiting the generality of the foregoing, the disposal may take place by sale, repurchase, redemption or any other method of disposal permitted by and consistent with these Articles and the Law.

7.3	The Company is under no obligation to refund any moneys to the Member whose shares have been forfeited and cancelled pursuant to this Article. Upon forfeiture and cancellation of the shares the Member is discharged from any further obligation to the Company with respect to the shares forfeited and cancelled.

7.4	The Board may accept the surrender of any shares which it is in a position to forfeit on such terms and conditions as may be agreed. Subject to those terms and conditions, a surrendered share shall be treated as if it had been forfeited.

8.	Share Certificates

8.1	Every Member shall be entitled to a certificate under the common seal (if any) or a facsimile thereof of the Company or bearing the signature (or a facsimile thereof) of a Director or the Secretary or a person expressly authorised to sign specifying the number and, where appropriate, the class of shares held by such Member and whether the same are fully paid up and, if not, specifying the amount paid on such shares. The Board may by resolution determine, either generally or in a particular case, that any or all signatures on certificates may be printed thereon or affixed by mechanical means.

8.2	If any share certificate shall be proved to the satisfaction of the Board to have been worn out, lost, mislaid, or destroyed the Board may cause a new certificate to be issued and request an indemnity for the lost certificate if it sees fit.

8.3	Share certificates may not be issued in bearer form.

8.4	Each certificate representing shares issued by the Company shall be endorsed with the following legends:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

YY Inc.	Page 10

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO, AND IN CERTAIN CASES PROHIBITED BY, THE TERMS AND CONDITIONS OF A INVESTORS’ RIGHT AGREEMENT AND A CERTAIN RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT, BOTH BY AND AMONG THE SHAREHOLDERS, THE COMPANY AND CERTAIN OTHER HOLDERS OF SHARES OF THE COMPANY. COPIES OF SUCH AGREEMENTS MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”

The legend shall be removed upon termination of the Investors’ Rights Agreement at the request of the holder.

9.	Fractional Shares

Subject to Schedule A, the Company may issue its shares in fractional denominations and deal with such fractions to the same extent as its whole shares and shares in fractional denominations shall have in proportion to the respective fractions represented thereby all of the rights of whole shares including (but without limiting the generality of the foregoing) the right to vote, to receive dividends and distributions and to participate in a winding-up.

REGISTRATION OF SHARES

10.	Register of Members

10.1	The Board shall cause to be kept in one or more books a Register of Members which may be kept in or outside the Cayman Islands at such place as the Board shall appoint and shall enter therein the following particulars:-

(a)	the name and address of each Member, the number, and (where appropriate) the class of shares held by such Member and the amount paid or agreed to be considered as paid on such shares;

(b)	the date on which each person was entered in the Register of Members; and

(c)	the date on which any person ceased to be a Member.

10.2	The Board may cause to be kept in any country or territory one or more branch registers of such category or categories of members as the Board may determine from time to time and any branch register shall be deemed to be part of the Company’s Register of Members.

10.3	Any register maintained by the Company in respect of listed shares may be kept by recording the particulars set out in Article 10.1 in a form otherwise than legible if such recording otherwise complies with the laws applicable to and the rules and regulations of the relevant approved stock exchange.

YY Inc.	Page 11

11.	Registered Holder Absolute Owner

11.1	The Company shall be entitled to treat the registered holder of any share as the absolute owner thereof and accordingly shall not be bound to recognise any equitable claim or other claim to, or interest in, such share on the part of any other person.

11.2	No person shall be entitled to recognition by the Company as holding any share upon any trust and the Company shall not be bound by, or be compelled in any way to recognise, (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any other right in respect of any share except an absolute right to the entirety of the share in the holder. If, notwithstanding this Article, notice of any trust is at the holder’s request entered in the Register of Members or on a share certificate in respect of a share, then, except as aforesaid:

(a)	such notice shall be deemed to be solely for the holder’s convenience;

(b)	the Company shall not be required in any way to recognise any beneficiary, or the beneficiary, of the trust as having an interest in the share or shares concerned;

(c)	the Company shall not be concerned with the trust in any way, as to the identity or powers of the trustees, the validity, purposes or terms of the trust, the question of whether anything done in relation to the shares may amount to a breach of trust or otherwise; and

(d)	the holder shall keep the Company fully indemnified against any liability or expense which may be incurred or suffered as a direct or indirect consequence of the Company entering notice of the trust in the Register of Members or on a share certificate and continuing to recognise the holder as having an absolute right to the entirety of the share or shares concerned.

12.	Transfer of Registered Shares

12.1	An instrument of transfer shall be in writing in the form of the following, or as near thereto as circumstances admit, or in such other form as the Board may accept:

Transfer of a Share or Shares

[                ] (the “Company”)

FOR VALUE RECEIVED……….………. [amount] , I, [name of transferor] hereby sell, assign and transfer unto [transferee] of [address] , [number] of shares of the Company.

DATED this [ ] day of [ ] , 20[ ]

Signed by:	In the presence of:

Transferor	Witness

Transferee	Witness

YY Inc.	Page 12

12.2	Subject to Schedule A, such instrument of transfer shall be signed by or on behalf of the transferor and transferee, provided that, in the case of a fully paid share, the Board may accept the instrument signed by or on behalf of the transferor alone. The transferor shall be deemed to remain the holder of such share until the same has been transferred to the transferee in the Register of Members.

12.3	Subject to Schedule A, the Board may refuse to recognise any instrument of transfer unless it is accompanied by the certificate in respect of the shares to which it relates and by such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer.

12.4	Subject to Schedule A, the joint holders of any share may transfer such share to one or more of such joint holders, and the surviving holder or holders of any share previously held by them jointly with a deceased Member may transfer any such share to the executors or administrators of such deceased Member.

12.5	Subject to Schedule A and any agreement signed among the Company and its members (in particular, the First Right of Refusal and Co-Sale Agreement) to the contrary, the Board may not resolve to refuse or delay the transfer of a share unless the Member has failed to pay an amount due in respect of the share or the Member intends to transfer the shares in violation of Schedule A or any agreement signed among the Company and its members (in particular, the First Right of Refusal and Co-Sale Agreement). If the Board refuses to register a transfer of any share the Secretary shall, within three months after the date on which the transfer was lodged with the Company, send to the transferor and transferee notice of the refusal.

13.	Transmission of Registered Shares

13.1	In the case of the death of a Member, the survivor or survivors where the deceased Member was a joint holder, and the legal personal representatives of the deceased Member where the deceased Member was a sole holder, shall be the only persons recognised by the Company as having any title to the deceased Member’s interest in the shares. Nothing herein contained shall release the estate of a deceased joint holder from any liability in respect of any share which had been jointly held by such deceased Member with other persons. Subject to the provisions of Section 39 of the Law, for the purpose of this Article, legal personal representative means the executor or administrator of a deceased Member or such other person as the Board may, in its absolute discretion, decide as being properly authorised to deal with the shares of a deceased Member.

YY Inc.	Page 13

13.2	Any person becoming entitled to a share in consequence of the death or bankruptcy of any Member maybe registered as a Member upon such evidence as the Board may deem sufficient or may elect to nominate some person to be registered as a transferee of such share, and in such case the person becoming entitled shall execute in favour of such nominee an instrument of transfer in writing in the form, or as near thereto as circumstances admit, of the following:

Transfer by a Person Becoming Entitled on Death/Bankruptcy of a Member

[                    ] (the “Company”)

I/We, having become entitled in consequence of the [death/bankruptcy] of [name and address of deceased Member] to [number] share(s) standing in the Register of Members of the Company in the name of the said [name of deceased/bankrupt Member] instead of being registered myself/ourselves, elect to have [name of transferee] (the “Transferee”) registered as a transferee of such share(s) and I/we do hereby accordingly transfer the said share(s) to the Transferee to hold the same unto the Transferee, his or her executors, administrators and assigns, subject to the conditions on which the same were held at the time of the execution hereof; and the Transferee does hereby agree to take the said share(s) subject to the same conditions.

DATED this [ ] day of [ ] , 20[ ]

Signed by:	In the presence of:

Transferor	Witness

Transferee	Witness

13.3	On the presentation of the foregoing materials to the Board, accompanied by such evidence as the Board may require to prove the title of the transferor, the transferee shall be registered as a Member. Notwithstanding the foregoing, the Board shall, in any case, have the same right to decline or suspend registration as it would have had in the case of a transfer of the share by that Member before such Member’s death or bankruptcy, as the case may be.

13.4	Where two or more persons are registered as joint holders of a share or shares, then in the event of the death of any joint holder or holders the remaining joint holder or holders shall be absolutely entitled to the said share or shares and the Company shall recognise no claim in respect of the estate of any joint holder except in the case of the last survivor of such joint holders.

YY Inc.	Page 14

14.	Listed Shares

Notwithstanding anything to the contrary in these Articles and subject to Schedule A, title to listed shares maybe evidenced and transferred in accordance with the laws applying to and the rules and regulations of the relevant approved stock exchange that are or shall be applicable to such listed shares.

ALTERATION OF SHARE CAPITAL

15.	Power to Alter Capital

15.1	Subject to the Law and Schedule A, the Company may from time to time by ordinary resolution alter the conditions of its Memorandum of Association to:

(a)	increase its capital by such sum divided into shares of such amounts as the resolution shall prescribe or, if the Company has shares without par value, increase its share capital by such number of shares without nominal or par value, or increase the aggregate consideration for which its shares may be issued, as it thinks expedient;

(b)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(c)	convert all or any of its paid-up shares into stock, and reconvert that stock into paid-up shares of any denomination;

(d)	subdivide its shares or any of them into shares of an amount smaller than that fixed by the Memorandum of Association; or

(e)	cancel shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled or, in the case of shares without par value, diminish the number of shares into which its capital is divided.

15.2	For the avoidance of doubt it is declared that paragraph 15.1(b), 15.1(c) and 15.1(d) do not apply if at any time the shares of the Company have no par value.

15.3	Subject to the Law and Schedule A, the Company may from time to time by Special Resolution reduce its share capital.

16.	Variation of Rights Attaching to Shares

If, at any time, the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound-up and subject to Schedule A, be varied with the consent in writing of the holders of three-fourths of the issued shares of that class or with the sanction of a resolution passed by a majority of the votes cast at a separate general meeting of the holders of the shares of the class at which meeting the necessary quorum shall be two persons at least holding or representing by proxy one-third of the issued shares of the class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

YY Inc.	Page 15

DIVIDENDS AND CAPITALISATION

17.	Dividends

17.1	The Board may, subject to these Articles and in particular Schedule A and any direction of the Company in general meeting, declare a dividend to be paid to the Members, in proportion to the number of shares held by them, and such dividend may be paid in cash or wholly or partly by the distribution of specific assets (which may consist of the shares or securities of any other company).

17.2	Subject to Schedule A, where the Board determines that a dividend shall be paid wholly or partly by the distribution of specific assets, the Board may settle all questions concerning such distribution. Without limiting the generality of the foregoing, the Board may fix the value of such specific assets and vest any such specific assets in trustees on such terms as the Board thinks fit.

17.3	Dividends may be declared and paid out of profits of the Company, realised or unrealised, or from any reserve set aside from profits which the Board determines is no longer needed, or not in the same amount. Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorised for this purpose in accordance with the Law.

17.4	No unpaid dividend shall bear interest as against the Company.

17.5	The Company may pay dividends in proportion to the amount paid up on each share where a larger amount is paid up on some shares than on others.

17.6	The Board may, subject to Schedule A, declare and make such other distributions (in cash or in specie) to the Members as may be lawfully made out of the assets of the Company. No unpaid distribution shall bear interest as against the Company.

17.7	The Board may fix any date as the record date for determining the Members entitled to receive any dividend or other distribution, but, unless so fixed, the record date shall be the date of the Directors’ resolution declaring same.

YY Inc.	Page 16

18.	Power to Set Aside Profits

18.1	The Board may, subject to Schedule A, before declaring a dividend, set aside out of the surplus or profits of the Company, such sum as it thinks proper as a reserve to be used to meet contingencies or for equalising dividends or for any other purpose. Pending application, such sums may be employed in the business of the Company or invested, and need not be kept separate from other assets of the Company. The Board may also, subject to Schedule A, without placing the same to reserve, carry forward any profit which it decides not to distribute.

18.2	Subject to any direction from the Company in general meeting and subject to Schedule A, the Board may on behalf of the Company exercise all the powers and options conferred on the Company by the Law in regard to the Company’s share premium account.

19.	Method of Payment

19.1	Any dividend, interest, or other monies payable in cash in respect of the shares may be paid by cheque or draft sent through the post directed to the Member at such Member’s address in the Register of Members, or to such person and to such address as the holder may in writing direct.

19.2	In the case of joint holders of shares, any dividend, interest or other monies payable in cash in respect of shares may be paid by cheque or draft sent through the post directed to the address of the holder first named in the Register of Members, or to such person and to such address as the joint holders may in writing direct. If two or more persons are registered as joint holders of any shares any one can give an effectual receipt for any dividend paid in respect of such shares.

19.3	The Board may deduct from the dividends or distributions payable to any Member all monies due from such Member to the Company on account of calls or otherwise.

20.	Capitalisation

20.1	The Board may, subject to Schedule A, resolve to capitalise any sum for the time being standing to the credit of any of the Company’s share premium or other reserve accounts or to the credit of the profit and loss account or otherwise available for distribution by applying such sum in paying up unissued shares to be allotted as fully paid bonus shares pro rata to the Members.

20.2	The Board may, subject to Schedule A, resolve to capitalise any sum for the time being standing to the credit of a reserve account or sums otherwise available for dividend or distribution by applying such amounts in paying up in full partly paid or nil paid shares of those Members who would have been entitled to such sums if they were distributed by way of dividend or distribution.

YY Inc.	Page 17

MEETINGS OF MEMBERS

21.	Annual General Meetings

The Company may in each year hold a general meeting as its annual general meeting. The annual general meeting of the Company may be held at such time and place as the Chairman or any two Directors or any Director and the Secretary or the Board shall appoint.

22.	Extraordinary General Meetings

22.1	General meetings other than annual general meetings shall be called extraordinary general meetings.

22.2	The Chairman or any two Directors or any Director and the Secretary or the Board may convene an extraordinary general meeting of the Company whenever in their judgment such a meeting is necessary.

23.	Requisitioned General Meetings

23.1	The Board shall, on the requisition of Members holding at the date of the deposit of the requisition not less than one-tenth of such of the paid-up share capital of the Company as at the date of the deposit carries the right to vote at general meetings of the Company, forthwith proceed to convene an extraordinary general meeting of the Company. To be effective the requisition shall state the objects of the meeting, shall be in writing, signed by the requisitionists, and shall be deposited at the Registered Office. The requisition may consist of several documents in like form each signed by one or more requisitionists.

23.2	If the Board does not, within twenty-one days from the date of the requisition, duly proceed to call an extraordinary general meeting, the requisitionists, or any of them representing more than one half of the total voting rights of all of them, may themselves convene an extraordinary general meeting; but any meeting so called shall not be held more than ninety days after the requisition. An extraordinary general meeting called by requisitionists shall be called in the same manner, as nearly as possible, as that in which general meetings are to be called by the Board.

24.	Notice

24.1	At least five days’ notice of an annual general meeting shall be given to each Member entitled to attend and vote thereat, stating the date, place and time at which the meeting is to be held and if different, the record date for determining Members entitled to attend and vote at the general meeting, and, as far as practicable, the other business to be conducted at the meeting.

24.2	At least five days’ notice of an extraordinary general meeting shall be given to each Member entitled to attend and vote thereat, stating the date, place and time at which the meeting is to be held and the general nature of the business to be considered at the meeting.

YY Inc.	Page 18

24.3	The Board may fix any date as the record date for determining the Members entitled to receive notice of and to vote at any general meeting of the Company but, unless so fixed, as regards the entitlement to receive notice of a meeting or notice of any other matter, the record date shall be the date of despatch of the notice and, as regards the entitlement to vote at a meeting, and any adjournment thereof, the record date shall be the date of the original meeting.

24.4	A general meeting of the Company shall, notwithstanding that it is called on shorter notice than that specified in these Articles, be deemed to have been properly called if it is so agreed by (i) all the Members entitled to attend and vote thereat in the case of an annual general meeting; and (ii) in the case of an extraordinary general meeting, by seventy-five percent of the Members entitled to attend and vote thereat.

24.5	The accidental omission to give notice of a general meeting to, or the non-receipt of a notice of a general meeting by, any person entitled to receive notice shall not invalidate the proceedings at that meeting.

25.	Giving Notice

25.1	A notice may be given by the Company to any Member either by delivering it to such Member in person or by sending it to such Member’s address in the Register of Members or to such other address given for the purpose. For the purposes of this Article, a notice may be sent by letter mail, courier service, cable, telex, telecopier, facsimile, electronic mail or other mode of representing words in a legible form.

25.2	Any notice required to be given to a Member shall, with respect to any shares held jointly by two or more persons, be given to whichever of such persons is named first in the Register of Members and notice so given shall be sufficient notice to all the holders of such shares.

25.3	Any notice shall be deemed to have been served at the time when the same would be delivered in the ordinary course of transmission and, in proving such service, it shall be sufficient to prove that the notice was properly addressed and prepaid, if posted, and the time when it was posted, delivered to the courier or to the cable company or transmitted by telex, facsimile, electronic mail, or such other method as the case may be.

26.	Postponement of General Meeting

The Board may postpone any general meeting called in accordance with the provisions of these Articles provided that notice of postponement is given to each Member before the time for such meeting. Fresh notice of the date, time and place for the postponed meeting shall be given to each member in accordance with the provisions of these Articles.

YY Inc.	Page 19

27.	Participating in Meetings by Telephone

Members may participate in any general meeting by means of such telephone, electronic or other communication facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

28.	Quorum at General Meetings

28.1	A meeting of Members is duly constituted if, at the commencement of and throughout the meeting, there are present in person or by proxy the holders of a majority of the aggregate voting power of the then outstanding Common Shares entitled to notice of and to attend and vote at such meeting of Members, the holders of at least a majority of the aggregate voting power of the then outstanding Series A Preferred Shares (on an as if converted basis) entitled to notice of and to attend and vote at such meeting of Meeting, the holders of at least a majority of the aggregate voting power of the then outstanding Series B Preferred Shares (on an as if converted basis) entitled to notice of and to attend and vote at such general meeting, the holders of at least a majority of the aggregate voting power of the then outstanding Series C-1 Preferred Shares (on an as if converted basis) entitled to notice of and to attend and vote at such general meeting, and the holders of at least a majority of the aggregate voting power of the then outstanding Series C-2 Preferred Shares (on an as if converted basis) entitled to notice of and to attend and vote at such general meeting, provided always that if the Company has one Member of record the quorum shall be that one Member present in person or by proxy. No business shall be transacted at any general meeting unless the aforesaid quorum of Members is present at the time when the meeting proceeds to business.

28.2	If within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the same day one week later, at the same time and place or to such other day, time or place as the Board may determine.

29.	Chairman to Preside

Unless otherwise agreed by a majority of those attending and entitled to vote thereat, the Chairman, if there be one, shall act as chairman at all meetings of the Members at which such person is present. In his absence a chairman shall be appointed or elected by those present at the meeting and entitled to vote. The Chairman shall not be entitled to a second or casting vote.

30.	Voting on Resolutions

30.1	Subject to the provisions of the Law, Schedule A and these Articles, any question proposed for the consideration of the Members at any general meeting shall be decided by the affirmative votes of a majority of the votes cast in accordance with the provisions of these Articles and in the case of an equality of votes the resolution shall fail.

30.2	No Member shall be entitled to vote at a general meeting unless such Member has paid all the calls on all shares held by such Member.

YY Inc.	Page 20

30.3	At any general meeting a resolution put to the vote of the meeting shall, in the first instance, be voted upon by a show of hands and, subject to any rights or restrictions for the time being lawfully attached to any class of shares and subject to the provisions of these Articles, every Member present in person and every person holding a valid proxy at such meeting shall be entitled to one vote and shall cast such vote by raising his hand.

30.4	At any general meeting if an amendment shall be proposed to any resolution under consideration and the chairman of the meeting shall rule on whether the proposed amendment is out of order, the proceedings on the substantive resolution shall not be invalidated by any error in such ruling.

30.5	At any general meeting a declaration by the chairman of the meeting that a question proposed for consideration has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in a book containing the minutes of the proceedings of the Company shall, subject to the provisions of these Articles and Schedule A, be conclusive evidence of that fact.

31.	Power to Demand a Vote on a Poll

31.1	Notwithstanding the foregoing, a poll may be demanded by the Chairman or at least one Member.

31.2	Where a poll is demanded, subject to any rights or restrictions for the time being lawfully attached to any class of shares, every person present at such meeting shall have one vote for each share of which such person is the holder or for which such person holds a proxy and such vote shall be counted by ballot as described herein, or in the case of a general meeting at which one or more Members are present by telephone, in such manner as the chairman of the meeting may direct and the result of such poll shall be deemed to be the resolution of the meeting at which the poll was demanded and shall replace any previous resolution upon the same matter which has been the subject of a show of hands. A person entitled to more than one vote need not use all his votes or cast all the votes he uses in the same way.

31.3	A poll demanded for the purpose of electing a chairman of the meeting or on a question of adjournment shall be taken forthwith and a poll demanded on any other question shall be taken in such manner and at such time and place at such meeting as the chairman of the meeting may direct and any business other than that upon which a poll has been demanded may be proceeded with pending the taking of the poll.

31.4	Where a vote is taken by poll, each person present and entitled to vote shall be furnished with a ballot paper on which such person shall record his vote in such manner as shall be determined at the meeting having regard to the nature of the question on which the vote is taken, and each ballot paper shall be signed or initialled or otherwise marked so as to identify the voter and the registered holder in the case of a proxy. At the conclusion of the poll, the ballot papers shall be examined and counted by a committee of not less than two Members or proxy holders appointed by the chairman for the purpose and the result of the poll shall be declared by the chairman.

YY Inc.	Page 21

32.	Voting by Joint Holders of Shares

In the case of joint holders, the vote of the senior who tenders a vote (whether in person or by proxy) shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

33.	Instrument of Proxy

33.1	An instrument appointing a proxy shall be in writing or transmitted by electronic mail in substantially the following form or such other form as the chairman of the meeting shall accept:

Proxy

[                    ] (the “Company”)

I/We, [insert names here] , being a Member of the Company with [number] shares, HEREBY APPOINT [name] of [address] or failing him, [name] of [address] to be my/our proxy to vote for me/us at the meeting of the Members to be held on the [    ] day of [            ], 20[    ] and at any adjournment thereof. (Any restrictions on voting to be inserted here.)

Signed this [ ] day of [ ] , 20[ ]

Member(s)

33.2	The instrument of proxy shall be signed or, in the case of a transmission by electronic mail, electronically signed in a manner acceptable to the chairman, by the appointor or by the appointor’s attorney duly authorised in writing, or if the appointor is a corporation, either under its seal or signed or, in the case of a transmission by electronic mail, electronically signed in a manner acceptable to the chairman, by a duly authorised officer or attorney.

33.3	A member who is the holder of two or more shares may appoint more than one proxy to represent him and vote on his behalf.

33.4	The decision of the chairman of any general meeting as to the validity of any appointment of a proxy shall be final.

34.	Representation of Corporate Member

34.1	A corporation which is a Member may, by written instrument, authorise such person or persons as it thinks fit to act as its representative at any meeting of the Members and any person so authorised shall be entitled to exercise the same powers on behalf of the corporation which such person represents as that corporation could exercise if it were an individual Member, and that Member shall be deemed to be present in person at any such meeting attended by its authorised representative or representatives.

YY Inc.	Page 22

34.2	Notwithstanding the foregoing, the chairman of the meeting may accept such assurances as he thinks fit as to the right of any person to attend and vote at general meetings on behalf of a corporation which is a Member.

35.	Adjournment of General Meeting

The chairman of a general meeting may, with the consent of the Members at any general meeting at which a quorum is present, and shall if so directed by the meeting, adjourn the meeting. Unless the meeting is adjourned to a specific date, place and time announced at the meeting being adjourned, fresh notice of the date, place and time for the resumption of the adjourned meeting shall be given to each Member entitled to attend and vote thereat, in accordance with these Articles.

36.	Written Resolutions

36.1	Subject to Schedule A, anything which may be done by resolution of the Company in general meeting or by resolution of a meeting of any class of the Members may, without a meeting and without any previous notice being required, be done by resolution in writing signed by, or in the case of a Member that is a corporation whether or not a company within the meaning of the Law, on behalf of, all the Members who at the date of the resolution would be entitled to attend the meeting and vote on the resolution.

36.2	A resolution in writing may be signed by, or in the case of a Member that is a corporation whether or not a company within the meaning of the Law, on behalf of, all the Members, or all the Members of the relevant class thereof, in as many counterparts as may be necessary.

36.3	A resolution in writing made in accordance with this Article is as valid as if it had been passed by the Company in general meeting or by a meeting of the relevant class of Members, as the case may be, and any reference in any Article to a meeting at which a resolution is passed or to Members voting in favour of a resolution shall be construed accordingly.

36.4	A resolution in writing made in accordance with this Article shall constitute minutes for the purposes of the Law.

36.5	For the purposes of this Article, the date of the resolution is the date when the resolution is signed by, or in the case of a Member that is a corporation whether or not a company within the meaning of the Law, on behalf of, the last Member to sign and any reference in any Article to the date of passing of a resolution is, in relation to a resolution made in accordance with this Article, a reference to such date.

YY Inc.	Page 23

37.	Directors Attendance at General Meetings

The Directors of the Company shall be entitled to receive notice of, attend and be heard at any general meeting.

DIRECTORS AND OFFICERS

38.	Election of Directors

38.1	The Directors shall be elected or appointed in writing in the first place by the subscribers to the Memorandum of Association or by a majority of them. There shall be no shareholding qualification for Directors unless prescribed by special resolution.

38.2	The Board shall consists of a maximum of nine (9) directors who shall be appointed in accordance with the following provisions:

(i)	for so long as Morningside Group continues to hold 45,138,261 or more of the shares of the Company (as adjusted for any share splits, share dividends, combinations, recapitalizations or similar transactions), it shall be entitled to designate and appoint one (1) Director, initially to be LIU Qin (“Series A Director”);

(ii)	for so long as Steamboat continues to hold 45,138,261 or more of the shares of the Company (as adjusted for any share splits, share dividends, combinations, recapitalizations or similar transactions), it shall be entitled to designate and appoint one (1) Director, initially to be Alex Hartigan (“Series B Director”);

(iii)	for so long as GGV continues to hold 45,138,261 or more of the shares of the Company (as adjusted for any share splits, share dividends, combinations, recapitalizations or similar transactions), it shall be entitled to designate and appoint one (1) Director, initially to be Jenny LEE (“Series C Director”, together with the Series A Director and the Series B Director, the “Preferred Directors” and individually, a “Preferred Director”);

(iv)	for so long as the Key Holders continues to hold 90,276,522 or more of the shares of the Company (as adjusted for any share splits, share dividends, combinations, recapitalizations or similar transactions), they shall be entitled to collectively designate and appoint four (4) Directors (one of whom will also be the chief executive officer of the Company (“CEO Director”)), initially to be LI Xueling (李学凌), who will be the CEO Director, and LEI Jun (雷军) (together with the CEO Director, the “Key Holder Directors”), with two vacancies to be designated and appointed by the Key Holders thereafter;

(v)	the Key Holders (except CAO Jin (曹津) and ZHAO Bin (赵斌)) shall be entitled to designate and appoint one more director (the “Management Director”) with the approval of the majority of the Investor Directors (which approval shall not be unreasonably withheld), who shall initially be Zhao Bin (赵斌); and

YY Inc.	Page 24

(v)	for so long as Tiger continues to hold 45,138,261 or more of the shares of the Company (as adjusted for any share splits, share dividends, combinations, recapitalizations or similar transactions), it shall be entitled to appoint and designate one director to the Company, who shall initially be Yasin, Nazar Abdenabi (“Tiger Director”).

38.3	Subject to Article 38.2 above, the Company may from time to time by ordinary resolution appoint any person to be a Director. Each Member agrees to vote all of his, her or its shares from time to time and at all times in whatever manner as shall be necessary to effectuate the appointments as referred to in Article 38.2. All Members agree to execute any written consents required to effectuate the obligations as referred to in Article 38.2, and the Company agrees at the request of any Member entitled to designate directors to call a special meeting of shareholders for the purpose of electing directors.

39.	Number of Directors

The Board shall consist of not less than one Director or such number in excess thereof as specified in Article 38.2.

40.	Term of Office of Directors

Subject to Schedule A, an appointment of a Director may be on terms that the Director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period; but no such term shall be implied in the absence of express provision.

41.	Alternate Directors

41.1	Subject to Schedule A, a Director may at any time appoint any person (including another Director) to be his Alternate Director and may at any time terminate such appointment. An appointment and a termination of appointment shall be by notice in writing signed by the Director and deposited at the Registered Office or delivered at a Board meeting.

41.2	The appointment of an Alternate Director shall determine on the happening of any event which, if he were a Director, would cause him to vacate such office or if his appointor ceases for any reason to be a Director.

41.3	An Alternate Director shall be entitled to receive notices of Board meetings and shall be entitled to attend and vote as a Director at any such meeting at which his appointor is not personally present and generally at such meeting to perform all the functions of his appointor as a Director; and for the purposes of the proceedings at such meeting these Articles shall apply as if he (instead of his appointor) were a Director, save that he may not himself appoint an Alternate Director or a proxy.

YY Inc.	Page 25

41.4	If an Alternate Director is himself a Director or attends a Board meeting as the Alternate Director of more than one Director, his voting rights shall be cumulative.

41.5	Unless the Board determines otherwise, an Alternate Director may also represent his appointor at meetings of any committee of the Board on which his appointor serves; and the provisions of this Article shall apply equally to such committee meetings as to Board meetings.

41.6	Save as provided in these Articles an Alternate Director shall not, as such, have any power to act as a Director or to represent his appointor and shall not be deemed to be a Director for the purposes of these Articles.

41.7	A Director who is not present at a Board meeting, and whose Alternate Director (if any) is not present at the meeting, may be represented at the meeting by a proxy duly appointed, in which event the presence and vote of the proxy shall be deemed to be that of the Director. All the provisions of these Articles regulating the appointment of proxies by Members shall apply equally to the appointment of proxies by Directors.

42.	Removal of Directors

42.1	Subject to Article 42.1 below, the Company may from time to time by ordinary resolution remove any Director from office, whether or not appointing another in his stead.

42.2	Each Member also agrees to vote all of his, her or its shares from time to time and at all times in whatever manner as shall be necessary to ensure that (i) no director elected pursuant to Article 38.2 may be removed from office unless (A) such removal is directed or approved by the affirmative vote of the holders of fifty percent (50%) or more of the shares entitled under Article 38.2 to designate that director; or (B) the person(s) or entity(ies) originally entitled to designate or approve such director or occupy such Board seat pursuant to Article 38.2 is no longer so entitled to designate or approve such director or occupy such Board seat; and (ii) any vacancies created by the resignation, removal or death of a director elected pursuant to Article 38.2 shall be filled pursuant to Article 38.2.

43.	Vacancy in the Office of Director

The office of Director shall be vacated if the Director:

(a)	is removed from office pursuant to these Articles;

(b)	dies or becomes bankrupt, or makes any arrangement or composition with his creditors generally;

(c)	is or becomes of unsound mind or an order for his detention is made under the Mental Health Law of the Cayman Islands or any analogous law of a jurisdiction outside the Cayman Islands, or dies; or

YY Inc.	Page 26

(d)	resigns his office by notice in writing to the Company.

44.	Remuneration of Directors

The remuneration (if any) of the Directors shall, subject to any direction that may be given by the Company in general meeting and Schedule A, be determined by the Board as it may from time to time determine and shall be deemed to accrue from day to day. The Directors may also be paid all travel, hotel and other expenses properly incurred by them in attending and returning from Board meetings, any committee appointed by the Board, general meetings of the Company, or in connection with the business of the Company or their duties as Directors generally.

45.	Defect in Appointment of Director

All acts done in good faith by the Board or by a committee of the Board or by any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.

46.	Directors to Manage Business

The business of the Company shall be managed and conducted by the Board. In managing the business of the Company, the Board may exercise all such powers of the Company as are not, by the Law or by these Articles, required to be exercised by the Company in general meeting subject, nevertheless, to these Articles and in particular Schedule A, the provisions of the Law and to such directions as may be prescribed by the Company in general meeting.

47.	Powers of the Board of Directors

47.1	Without limiting the generality of Article 46, the Board may, subject to Schedule A:

(a)	appoint, suspend, or remove any manager, secretary, clerk, agent or employee of the Company and may fix their remuneration and determine their duties;

(b)	exercise all the powers of the Company to borrow money and to mortgage or charge or otherwise grant a security interest in its undertaking, property and uncalled capital, or any part thereof, and may issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or any third party;

(c)	appoint one or more Directors to the office of managing director or chief executive officer of the Company, who shall, subject to the control of the Board, supervise and administer all of the general business and affairs of the Company;

YY Inc.	Page 27

(d)	appoint a person to act as manager of the Company’s day-to-day business and may entrust to and confer upon such manager such powers and duties as it deems appropriate for the transaction or conduct of such business;

(e)	by power of attorney, appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Board, to be an attorney of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board) and for such period and subject to such conditions as it may think fit and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board may think fit and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions so vested in the attorney;

(f)	procure that the Company pays all expenses incurred in promoting and incorporating the Company;

(g)	delegate any of its powers (including the power to sub-delegate) to a committee of one or more persons appointed by the Board and every such committee shall conform to such directions as the Board shall impose on them. Subject to any directions or regulations made by the Board for this purpose, the meetings and proceedings of any such committee shall be governed by the provisions of these Articles regulating the meetings and proceedings of the Board, including provisions for written resolutions;

(h)	delegate any of its powers (including the power to sub-delegate) to any person on such terms and in such manner as the Board sees fit;

(i)	present any petition and make any application in connection with the liquidation or reorganisation of the Company;

(j)	in connection with the issue of any share, pay such commission and brokerage as may be permitted by law; and

(k)	authorise any company, firm, person or body of persons to act on behalf of the Company for any specific purpose and in connection therewith to execute any agreement, document or instrument on behalf of the Company.

47.2 Each of the Preferred Directors shall have a right to serve as a member of the Company’s compensation committee, audit committee, and any other committees or subcommittees of the Board of Directors.

47.3 The CEO Director shall have the power to nominate any senior management personnel (other than the chief financial officer), provided that the nomination made by the CEO Director shall be subject to the approval of the Board in accordance with the procedures as provided under these Articles.

YY Inc.	Page 28

48.	Register of Directors and Officers

48.1	The Board shall cause to be kept in one or more books at the Registered Office of the Company a Register of Directors and Officers in accordance with the Law and shall enter therein the following particulars with respect to each Director and Officer:

(a)	first name and surname; and

(b)	address.

48.2	The Board shall, within the period of thirty days from the occurrence of:-

(a)	any change among its Directors and Officers; or

(b)	any change in the particulars contained in the Register of Directors and Officers,

cause to be entered on the Register of Directors and Officers the particulars of such change and the date on which such change occurred, and shall notify the Registrar of Companies of any such change that takes place.

49.	Officers

Subject to Schedule A, the Officers shall consist of a Secretary and such additional Officers as the Board may determine all of whom shall be deemed to be Officers for the purposes of these Articles.

50.	Appointment of Officers

Subject to Schedule A, the Secretary (and additional Officers, if any) shall be appointed by the Board from time to time.

51.	Duties of Officers

Subject to Schedule A, the Officers shall have such powers and perform such duties in the management, business and affairs of the Company as may be delegated to them by the Board from time to time.

52.	Remuneration of Officers

Subject to Schedule A, the Officers shall receive such remuneration as the Board may determine.

53.	Conflicts of Interest

53.1	Any Director, or any Director’s firm, partner or any company with whom any Director is associated, may act in any capacity for, be employed by or render services to the Company on such terms, including with respect to remuneration, as may be agreed between the parties. Nothing herein contained shall authorise a Director or Director’s firm, partner or company to act as Auditor to the Company.

YY Inc.	Page 29

53.2	A Director who is directly or indirectly interested in a contract or proposed contract or arrangement with the Company shall declare the nature of such interest as required by law.

53.3	Following a declaration being made pursuant to this Article, and unless disqualified by the chairman of the relevant Board meeting, a Director may vote in respect of any contract or proposed contract or arrangement in which such Director is interested and may be counted in the quorum for such meeting.

54.	Indemnification and Exculpation of Directors and Officers

54.1	The Directors, Officers and Auditors of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and every former director, officer, auditor or trustee and their respective heirs, executors, administrators, and personal representatives (each of which persons being referred to in this Article as an “indemnified party”) shall be indemnified and secured harmless out of the assets of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and no indemnified party shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, PROVIDED THAT this indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of the said persons. Each Member agrees to waive any claim or right of action such Member might have, whether individually or by or in the right of the Company, against any Director or Officer on account of any action taken by such Director or Officer, or the failure of such Director or Officer to take any action in the performance of his duties with or for the Company, PROVIDED THAT such waiver shall not extend to any matter in respect of any fraud or dishonesty which may attach to such Director or Officer.

54.2	The Company may purchase and maintain insurance for the benefit of any Director or Officer of the Company against any liability incurred by him in his capacity as a Director or Officer of the Company or indemnifying such Director or Officer in respect of any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the Director or Officer may be guilty in relation to the Company or any subsidiary thereof.

YY Inc.	Page 30

54.3	Without prejudice to the forgoing Article, for so long as any Series A Director, Series B Director, Series C Director or the Tiger Director serves on the Board, the Company shall use its commercially reasonable best efforts to purchase and maintain:

(i)	liability insurance from a carrier and in an amount as shall be agreed by the Board, provided that such insurance coverage is available at commercially reasonable rates as determined by the Board, in relation to any person who is or was a director or an officer of the Company, or who at the request of the Company is or was serving as a director, an officer or a liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person andincurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability under Article 54.1; and

(ii)	key man death and disability insurance, with the proceeds payable to the Company, on any director, officer, employee or consultant of the Company whom the Board determines it is advisable to so insure, from a carrier and in an amount as shall be agreed by the Board, provided that such insurance coverage is available at commercially reasonable rates as determined by the Board.

MEETINGS OF THE BOARD OF DIRECTORS

55.	Board Meetings

The Board or any committee thereof may meet for the transaction of business, adjourn and otherwise regulate its meetings as it sees fit, provided that the Board shall hold at least one (1) meeting every year. Upon the requests of three (3) Directors, an interim board meeting shall be convened accordingly. Subject to Schedule A, a resolution put to the vote at a Board meeting shall be carried by the affirmative votes of a majority of the votes cast and in the case of an equality of votes the resolution shall fail.

56.	Notice of Board Meetings

A Director shall be given not less than three (3) days notice of meetings of directors, but a meeting of directors held without three (3) days notice having been given to all directors shall be valid if all the Directors entitled to vote at the meeting who do not attend, waive notice of the meeting; and for this purpose, the presence of a Director at the meeting shall be deemed to constitute waiver on his part. The inadvertent failure to give notice of a meeting to a Director, or the fact that a Director has not received the notice, does not invalidate the meeting. Notices and agendas of meetings of directors as well as copies of all board papers shall be sent to the Series A Director, the Series B Director, the Series C Director and the Tiger Director at least three (3) days prior to each meeting of directors.

57.	Participation in Meetings by Telephone

Directors may participate in any Board meeting by means of such telephone, electronic or other communication facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

YY Inc.	Page 31

58.	Quorum at Board Meetings

The quorum for any meeting of Directors (which shall exist at the time of any voting as well as the attendance of the meeting) shall be six (6) Directors, including at least a majority of Investor Directors.

59.	Board to Continue in the Event of Vacancy

The continuing Directors may act notwithstanding any vacancy in their body, save that if their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum for a meeting of directors, the continuing Directors or Director may appoint directors to fill any vacancy that has arisen or summon a meeting of Members.

60.	Chairman

The chairman of the Board (“Chairman”) shall be appointed by the CEO Director and a majority of the Investor Directors, including the affirmative vote or consent of at least one (1) Key Holder Director. At every meeting of the directors the Chairman shall preside as chairman of the meeting. If there is no chairman of the Board or if the Chairman is not present at the meeting the vice chairman of the Board shall preside. If there is no vice chairman of the Board or if the vice chairman of the Board is not present at the meeting, the Directors present shall choose someone of their number to be chairman of the meeting. In the event of a deadlock with respect to any action submitted to the Board for a vote or written consent, the Chairman shall not have a second or casting vote.

61.	Written Resolutions

61.1	Subject to Schedule A, anything which may be done by resolution of the Directors may, without a meeting and without any previous notice being required, be done by resolution in writing signed by, or in the case of a Director that is a corporation whether or not a company within the meaning of the Law, on behalf of, all the Directors. For the purposes of this Article only, "the Directors" shall not include an Alternate Director.

61.2	A resolution in writing may be signed by, or in the case of a Director that is a corporation whether or not a company within the meaning of the Law, on behalf of, all the Directors in as many counterparts as may be necessary.

61.3	A resolution in writing made in accordance with this Article is as valid as if it had been passed by the Directors in a director’s meeting, and any reference in any Article to a meeting at which a resolution is passed or to Directors voting in favour of a resolution shall be construed accordingly.

61.4	A resolution in writing made in accordance with this Article shall constitute minutes for the purposes of the Law.

61.5	For the purposes of this Article, the date of the resolution is the date when the resolution is signed by, or in the case of a Director that is a corporation whether or not a company within the meaning of the Law, on behalf of, the last Director to sign and any reference in any Article to the date of passing of a resolution is, in relation to a resolution made in accordance with this Article, a reference to such date.

YY Inc.	Page 32

62.	Validity of Prior Acts of the Board

No regulation or alteration to these Articles made by the Company in general meeting shall invalidate any prior act of the Board which would have been valid if that regulation or alteration had not been made.

CORPORATE RECORDS

63.	Minutes

The Board shall cause minutes to be duly entered in books provided for the purpose:

(a)	of all elections and appointments of Officers;

(b)	of the names of the Directors present at each Board meeting and of any committee appointed by the Board; and

(c)	of all resolutions and proceedings of general meetings of the Members, Board meetings, meetings of managers and meetings of committees appointed by the Board.

64.	Register of Mortgages and Charges

64.1	The Board shall cause to be kept the Register of Mortgages and Charges required by the Law.

64.2	The Register of Mortgages and Charges shall be open to inspection in accordance with the Law, at the Registered Office of the Company on every business day in the Cayman Islands, subject to such reasonable restrictions as the Board may impose, so that not less than two hours in each such business day be allowed for inspection.

65.	Form and Use of Seal

65.1	The Company may adopt a seal, which shall bear the name of the Company in legible characters, and which may, at the discretion of the Board, be followed with or preceded by its dual foreign name or translated name (if any), in such form as the Board may determine. The Board may adopt one or more duplicate seals for use in or outside Cayman; and, if the Board thinks fit, a duplicate Seal may bear on its face of the name of the country, territory, district or place where it is to be issued.

65.2	The Seal (if any) shall only be used by the authority of the Board or of a committee of the Board authorised by the Board in that behalf; and, until otherwise determined by the Board, the Seal shall be affixed in the presence of a Director or the Secretary or an assistant secretary or some other person authorised for this purpose by the Board or the committee of the Board.

YY Inc.	Page 33

65.3	Notwithstanding the foregoing, the Seal (if any) may without further authority be affixed by way of authentication to any document required to be filed with the Registrar of Companies in the Cayman Islands, and may be so affixed by any Director, Secretary or assistant secretary of the Company or any other person or institution having authority to file the document as aforesaid.

ACCOUNTS

66.	Books of Account

66.1	Subject to Schedule A, the Board shall cause to be kept proper books of account including, where applicable, material underlying documentation including contracts and invoices, and with respect to:-

(a)	all sums of money received and expended by the Company and the matters in respect of which the receipt and expenditure takes place;

(b)	all sales and purchases of goods by the Company; and

(c)	all assets and liabilities of the Company.

66.2	Subject to Schedule A, such books of account shall be kept and proper books of account shall not be deemed to be kept with respect to the matters aforesaid if there are not kept, at such place as the Board thinks fit, such books as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

66.3	Such books of account shall be retained for a minimum period of five years from the date on which they are prepared.

66.4	Subject to Schedule A, no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company.

67.	Financial Year End

The financial year end of the Company shall be 31st December in each year but, subject to any direction of the Company in general meeting, the Board may from time to time prescribe some other period to be the financial year, provided that the Board may not without the sanction of an ordinary resolution prescribe or allow any financial year longer than eighteen months.

AUDITS

68.	Audit

Nothing in these Articles shall be construed as making it obligatory to appoint Auditors.

YY Inc.	Page 34

69.	Appointment of Auditors

69.1	The Company may, subject to Schedule A, in general meeting appoint Auditors to hold office for such period as the Members may determine.

69.2	Whenever there are no Auditors appointed as aforesaid the Board may, subject to Schedule A, appoint Auditors to hold office for such period as the Board may determine or earlier removal from office by the Company in general meeting.

69.3	The Auditor may be a Member but no Director, Officer or employee of the Company shall, during his continuance in office, be eligible to act as an Auditor of the Company.

70.	Remuneration of Auditors

Unless fixed by the Company in general meeting and subject to Schedule A, the remuneration of the Auditor shall be as determined by the Board.

71.	Duties of Auditor

The Auditor shall make a report to the Members on the accounts examined by him and on every set of financial statements laid before the Company in general meeting, or circulated to Members, pursuant to this Article and Schedule A, during the Auditor’s tenure of office.

72.	Access to Records

72.1	The Auditor shall at all reasonable times have access to the Company’s books, accounts and vouchers and shall be entitled to require from the Company’s Directors and Officers such information and explanations as the Auditor thinks necessary for the performance of the Auditor’s duties and, if the Auditor fails to obtain all the information and explanations which, to the best of his knowledge and belief, are necessary for the purposes of their audit, he shall state that fact in his report to the Members.

72.2	The Auditor shall be entitled to attend any general meeting at which any financial statements which have been examined or reported on by him are to be laid before the Company and to make any statement or explanation he may desire with respect to the financial statements.

VOLUNTARY WINDING-UP AND DISSOLUTION

73.	Winding-Up

73.1	The Company may, subject to Schedule A, be voluntarily wound-up by a special resolution of the Members.

73.2	If the Company shall be wound up the liquidator may, subject to Schedule A and with the sanction of a special resolution, divide amongst the Members in specie or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in the trustees upon such trusts for the benefit of the Members as the liquidator shall think fit, but so that no Member shall be compelled to accept any shares or other securities or assets whereon there is any liability.

YY Inc.	Page 35

CHANGES TO CONSTITUTION

74.	Changes to Articles

Subject to the Law and to the conditions contained in its memorandum of association, these Articles and in particular Schedule A, the Company may, by special resolution, alter or add to its Articles.

75.	Changes to the Memorandum of Association

Subject to the Law and these Articles and in particular Schedule A, the Company may from time to time by special resolution alter its Memorandum of Association with respect to any objects, powers or other matters specified therein.

76.	Discontinuance

The Board may, subject to Schedule A, exercise all the powers of the Company to transfer by way of continuation the Company to a named country or jurisdiction outside the Cayman Islands pursuant to the Law.

77.	Schedule A

Schedule A attached hereto shall constitute an integral part of these Articles, in case of any discrepancy, contradiction or inconsistency between these Articles and Schedule A, the terms of Schedule A shall be the prevailing terms upon the subject matters.

78.	Investors’ Rights Agreement and Right of First Refusal and Co-Sale Agreement

78.1	In the case of any discrepancy, contradiction or inconsistency between these Articles or the Memorandum of Association and the Investors’ Rights Agreement, the terms of the Investors’ Rights Agreement shall be the prevailing terms upon the subject matters.

78.2	In the case of any discrepancy, contradiction or inconsistency between these Articles or the Memorandum of Association and the Right of First Refusal and Co-Sale Agreement, the terms of the Right of First Refusal and Co-Sale Agreement shall be the prevailing terms upon the subject matters.

YY Inc.	Page 36

Schedule A

RIGHTS AND PREFERENCES OF THE PREFERRED SHARES

The rights and restrictions pertaining to the Common Shares and Preferred Shares shall be as hereinafter specified in this Schedule.

SECTION 1

DEFINITIONS

For the purposes of this Schedule A, in addition to the terms defined in the Articles and the context below, the following terms shall have the meanings set out below:

“Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including, without limitation, any partner, officer, director, member or employee of such Person and any venture capital fund now or hereafter existing that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company with, such Person.

“Control Documents” means the series of documents by which the Beijing WFOE (as defined in the Investors’ Rights Agreement) wields effective control over, and obtains economic benefits from, Beijing Tuda Technology Co., Limited (北京途达科技有限责任公司) and Guangzhou Huaduo Network Technology Co., Ltd. (广州华多网络科技有限公司).

“Common Share Purchase Agreement” means the common share and warrant purchase agreement entered into by and among Duowan, Tiger and certain other parties described therein on or around January 12, 2011.

“Common Share Equivalents” means, with respect to any shareholder of the Company, Common Shares owned by such shareholder together with the Common Shares into or for which any issued and outstanding Preferred Shares or any other issued and outstanding convertible securities (excluding, for the avoidance of doubt, unexercised options or warrants) owned by such shareholder shall be convertible.

“Competitor” means Sina.com, qq.com, Ispeak.cn and such other companies which provide team voice chat software used for personal computers in the PRC. For the purpose of this definition, the term “Competitor” shall not include the limited partners of any Investor.

“Equity Securities” means any Common Shares or Common Share Equivalents or any warrants, options and rights exercisable for any shares of the Company, the Preferred Shares convertible into Common Shares, and instruments convertible or exchangeable for Common Shares.

YY Inc.	Page 37

“Group Companies” means the Company together with every other company which is for the time being its Subsidiary or holding company or in which the Company or any of its Subsidiaries or holding company directly or indirectly owns any shares or interest, and “Group Company” means any one of them.

“Hong Kong” means the Hong Kong Special Administrative Region.

“HK GAAP” means the “Hong Kong Generally Accepted Accounting Principles”.

“Investor Directors” means the Preferred Directors (as defined in Article 38.2) and the Tiger Director (as defined in Article 38.2), collectively;

“Person” or “person” shall be construed as broadly as possible and shall include an individual, a partnership, a limited liability company, a company, an association, a trust, a joint venture or unincorporated organization and any government organization or authority.

“PRC” means, for the purpose of this Schedule, the People’s Republic of China, excluding Hong Kong, Macau Special Administrative Region and Taiwan.

“Qualified IPO” means a firm commitment public offering of Common Shares of the Company or other equity or debt securities of the Company (or as the case may be, the shares or securities of the relevant entity resulting from any merger, reorganisation or other arrangements made by or to the Company for the purposes of public offering) in the United States that has been registered under the Securities Act and on a recognized securities exchange such as NASDAQ or the New York Stock Exchange, or in a similar public offering of Common Shares in a jurisdiction and on a recognized securities exchange outside of the United States, including without limitation, the Hong Kong Stock Exchange, provided that (i) the market capitalization of the Company upon completion of such initial public offering shall be no less than US$1,500,000,000 and such public offering and the aggregate proceeds (before deduction of underwriting discounts and registration expenses) is approved by majority of the Board (including the affirmative consent of the majority of the Investor Directors), or (ii) such public offering and the aggregate proceeds (before deduction of underwriting discounts and registration expenses) is approved by majority of the Board (including the affirmative consent of each of the Series A Director, the Series B Director, the Series C Director and the Tiger Director), and provided further that such public offering is made at an equivalent price and yields equivalent offering proceeds and there is regulatory approval for such offering.

“Securities Act” means the U.S. Securities Act of 1933 and the rules and regulations promulgated thereunder, as amended from time to time.

“Series A Original Issue Date” means the date on which the first share of Series A Preferred Shares of Duowan was issued under the Series A Share Purchase Agreement.

“Series A Original Issue Price” means the price at which Series A Preferred Shares of Duowan was issued under the Series A Share Purchase Agreement (as adjusted for any share splits, share dividends, combinations, recapitalizations or similar transactions).

YY Inc.	Page 38

“Series B Original Issue Date” means the date on which the first share of Series B Preferred Shares of Duowan was issued under the Series B Share Purchase Agreement.

“Series B Original Issue Price” means the price at which Series B Preferred Shares of Duowan was issued under the Series B Share Purchase Agreement (as adjusted for any share splits, share dividends, combinations, recapitalizations or similar transactions).

“Series C-1 Original Issue Date” means the date on which the first share of Series C-1 Preferred Shares of Duowan was issued under the Series C Share Purchase Agreement.

“Series C-1 Original Issue Price” means the price at which Series C-1 Preferred Shares of Duowan was issued under the Series C Share Purchase Agreement (as adjusted for any share splits, share dividends, combinations, recapitalizations or similar transactions).

“Series C-2 Original Issue Date” means the date on which the first share of Series C-2 Preferred Shares of Duowan was issued under the Series C Share Purchase Agreement.

“Series C-2 Original Issue Price” means the price at which Series C-2 Preferred Shares of Duowan was issued under the Series C Share Purchase Agreement (as adjusted for any share splits, share dividends, combinations, recapitalizations or similar transactions).

“Series A Share Purchase Agreement” means that the Series A Convertible Preferred Shares Purchase Agreement dated June 2, 2008 with respect to the issuance and sale of the Series A Preferred Shares of Duowan.

“Series B Share Purchase Agreement” means that the Series B Convertible Preference Share Purchase Agreement dated August 8, 2008 with respect to the issuance and sale of the Series B Preferred Shares of Duowan.

“Series C Share Purchase Agreement” means that the Series C Convertible Preferred Shares Purchase Agreement dated November 20, 2009 with respect to the issuance and sale of the Series C Preferred Shares of Duowan.

“Subsidiary” or “subsidiary” means, as of the relevant date of determination, with respect to any Person (the “subject entity”), (i) any Person (x) more than fifty percent (50%) of whose shares or other interests entitled to vote in the election of directors or (y) more than a fifty percent (50%) interest in whose profits or capital are owned or controlled directly or indirectly by the subject entity or through one (1) or more Subsidiaries of the subject entity, (ii) any Person whose assets, or portions thereof, are consolidated with the interest of the subject entity and are recorded on the accounting books of the subject entity for financial reporting purposes in accordance with International Financial Reporting Standards or U.S. GAAP, or (iii) any Person with respect to which the subject entity has the power to otherwise direct the business and policies directly or indirectly, or through another subsidiary. For the avoidance of doubt, the Subsidiaries of the Company shall include the Group Companies.

“U.S. GAAP” means the “United States Generally Accepted Accounting Principles”.

YY Inc.	Page 39

1.	INFORMATION AND INSPECTION RIGHTS

1.1	Delivery of Financial Statements

Commencing on the date of the Investors’ Rights Agreement, and for so long as an Investor continues to hold three percent (3%) or more of the shares in the capital of the Company, the Company will deliver the following to such Investor with respect to the Company:

(i)	Within ninety (90) days after the end of each fiscal year of the Company, (i) a consolidated income statement for the Company for such fiscal year; (ii) a statement of cash flows for the Company for such fiscal year; (iii) a consolidated balance sheet for the Company as of the end of the fiscal year, audited and certified by an international recognized accounting firm approved by the Board (with the affirmative consent of a majority of the Investor Directors); and (iv) a management report including a comparison of the financial results of such fiscal year with the corresponding annual budget, all prepared in English and in accordance with HK GAAP or U.S. GAAP;

(ii)	Within twenty-one (21) days of the end of each month, (i) a consolidated unaudited income statement for such calendar month; (ii) a statement of cash flows for such calendar month; (iii) a consolidated balance sheet for the Company as of the end of such calendar month; and (iv) a management report including a comparison of the actual results of such period with the projection in the annual budget, all prepared in English and in accordance with the HK GAAP or U.S. GAAP (except for year-end adjustments and except for the absence of notes);

(iii)	No later than thirty (30) days prior to the end of each fiscal year, a proposed budget and business plan for the next fiscal year to be submitted to the Board for approval (collectively, the “Budget”), prepared on a monthly basis including, revenues, expenses, cash position, balance sheets and sources and applications of funds statements (including any anticipated or planned capital expenditure or borrowings) for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Company;

(iv)	Copies of all other documents or other information sent to any Person in such Person’s capacity as a shareholder of the Company; and

(v)	Copies of all other documents or other information as the Investors or any assignee of an Investor may reasonably request.

YY Inc.	Page 40

1.2	Inspection Rights

For so long as an Investor continues to hold three percent (3%) or more of the shares in the Company, the Company shall, subject to such Investor complying with the confidentiality requirements, permit such Investor, at its own expense, by itself or through its authorized agent, to visit and inspect, during normal business hours following reasonable notice by such Investor to the Company and only in a manner so as not to interfere with the normal business operations of the Group Companies, any of the properties of the Group Companies, and examine the books of account and records of the Group Companies, and discuss the affairs, finances and accounts of the Group Companies with the directors, officers, management employees, accountants, legal counsel and investment bankers of such companies, all at such reasonable times as may be requested in writing by such Investor; provided, that with respect to any of the preceding obligations of the Company with respect to a Group Company that is not controlled by the Company through the ownership of voting securities, the Company shall be required only to use its commercially reasonable best efforts to fulfil such obligations; provided, further, that such Investor may be excluded from access to any material, records or other information (a) if the applicable Group Company is restricted from making such disclosure pursuant to a bona fide agreement with a third party; (b) if such disclosure will jeopardize the attorney-client privilege, except to the extent such Investor agrees in writing to keep all such information confidential upon terms acceptable to the Company on advice of counsel; or (c) if the Company reasonably considers such information to be a trade secret or similar confidential information.

2A.	GENERAL RIGHT OF PARTICIPATION

2A.1	General

All holders of the Preferred Shares (including Common Shares issued upon conversion of the Preferred Shares as referred to herein below and the Affiliates of such holders to which rights under this Section 2A have been duly assigned in accordance with Section 3 below (each a “Participation Rights Holder”) shall have a right of first offer to purchase such Participation Rights Holder’s pro rata share (as defined below), of all (or any part) of any New Securities (as defined in Section 2A.3 of this Schedule) that the Company may from time to time issue after the date of the Investors’ Rights Agreement (the “Right of Participation”).

2A.2	Pro Rata Share

A Participation Rights Holder’s “pro rata share” for purposes of the Right of Participation is the ratio of (i) the number of Common Share Equivalents then held by such Participation Rights Holder, to (ii) the sum of the total number of Common Shares (assuming full conversion and exercise of all convertible or exercisable securities, including such Participation Rights Holder’s Common Share Equivalents) then outstanding immediately prior to the issuance of New Securities giving rise to the Right of Participation.

YY Inc.	Page 41

2A.3	New Securities

“New Securities” shall mean any shares of the Company designated as “preferred shares,” Common Shares or other voting shares of the Company, whether now authorized or not, and rights, options or warrants to purchase such preferred shares, Common Shares or other voting shares and securities of any type whatsoever that are, or may become, convertible or exchangeable into such preferred shares, Common Shares or other voting shares (including shares issued or issuable by way of debt instrument or conversion of convertible loans), provided, however, that the term “New Securities” shall not include:

(a)	Common Shares issued or issuable upon conversion or exercise of the Preferred Shares;

(b)	up to 118,166,946 Common Shares (as adjusted for share splits, subdivision, consolidation, recapitalizations, reclassifications, and similar transactions prior to such date) issued or issuable to officers, employees, consultants or directors of the Company either in connection with the provision of services to the Company or on exercise of any options to purchase Common Shares granted under the Share Option Plan), provided that the Share Option Plan (as defined in the Investors’ Rights Agreement) is approved by the majority of the Board, including the affirmative consent of a majority of the Investor Directors;

(c)	Common Shares issued or issuable as a result of any share split or share consolidation or the like which does not affect the total number of shares in the Company; provided that the prices at which the Common Shares shall be deliverable upon conversion of the Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares in effect prior to the issuance of such equity securities shall have already been adjusted as a result of and in accordance with Section 9 of this Schedule;

(d)	Common Shares issued or issuable as a dividend or distribution generally to members of the Company in proportion to their holdings of Common Shares (with all issued and outstanding Preferred Shares counted as issued and outstanding Common Shares on a fully-diluted and as-converted basis);

(e)	Common Shares issued in consideration of an acquisition or a merger approved by the affirmative vote or consent of (i) the Majority Preferred Holders, and (ii) a majority of the Investor Directors;

(f)	Common Shares issued in a Qualified IPO;

YY Inc.	Page 42

(g)	Securities issued to strategic partners of the Company or of its Subsidiaries approved by the affirmative vote or consent of (i) the Majority Preferred Holders, and (ii) a majority of the Investor Directors; and

(h)	Securities issued pursuant to the consent in writing of all the Members.

2A.4	Procedures

(a)	First Participation Notice. In the event that the Company proposes to undertake an issuance of New Securities (in a single transaction or a series of related transactions), it shall give to each Participation Rights Holder written notice of its intention to issue New Securities (the “First Participation Notice”), describing the amount and the type of New Securities and the price and the terms upon which the Company proposes to issue such New Securities. Each of the Participation Rights Holders shall have fifteen (15) days from the date of receipt of any such First Participation Notice to agree in writing to purchase up to all of such Participation Rights Holder’s pro rata share of such New Securities for the price and upon the terms and conditions specified in the First Participation Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Participation Rights Holder’s pro rata share). If any Participation Rights Holder fails to so agree in writing within such fifteen (15) day period to purchase such Participation Rights Holder’s full pro rata share of an offering of New Securities, then such Participation Rights Holder shall forfeit the right hereunder to purchase that part of its pro rata share of such New Securities that it did not so agree to purchase.

(b)	Second Participation Notice; Oversubscription. If any New Securities which were available for purchase by a Participation Rights Holder under Section 2A.4(a) of this Schedule are not subscribed for in accordance with that subsection, the Company shall promptly give notice (the “Second Participation Notice”) to each Participating Rights Holders who exercised its Right of Participation with respect to its full pro rata share (the “Right Participants”) in accordance with Section 2A.4(a) above. The Right Participants shall have ten (10) days from the date of receipt of the Second Participation Notice (the “Second Participation Period”) to notify the Company of its desire to purchase more than its pro rata share of the New Securities, stating the number of the additional New Securities it proposes to buy. Such notice may be made by telephone if confirmed in writing within two (2) Business Days thereafter. If as a result thereof, such oversubscription exceeds the total number of the remaining New Securities which remain available for purchase, the oversubscribing Right Participants will be cut back by the Company with respect to their oversubscriptions to that number of remaining New Securities equal to the product obtained by multiplying (i) the number of the remaining New Securities available for subscription by (ii) a fraction the numerator of which is the number of Common Share Equivalents held by each oversubscribing Right Participant notified and the denominator of which is the total number of Common Share Equivalents held by all the oversubscribing Right Participants. Each oversubscribing Right Participant shall be obligated to buy such number of additional New Securities as determined by the Company pursuant to this Section 2A.4(b) and the Company shall so notify the Right Participants within fifteen (15) Business Days of the date of the Second Participation Notice.

YY Inc.	Page 43

2A.5	Failure to Exercise

Upon the expiration of the Second Participation Period, or in the event no Participation Rights Holder exercises the Right of Participation, after fifteen (15) days following the delivery of the First Participation Notice, the Company shall have sixty (60) days thereafter to offer the remaining New Securities described in the First Participation Notice (with respect to which the Participation Rights Holders’ rights of first offer hereunder were not exercised) at the same or higher price and upon non-price terms not more favorable to the purchasers thereof than specified in the First Participation Notice in accordance with Section 2B below.

2B.	PREFERRED RIGHT OF PARTICIPATION

2B.1	General

Subject to the rights set forth in Section 2A above, the holders of the Preferred Shares and the Affiliates of the holders of the Preferred Shares to which rights under this Section 2B have been duly assigned in accordance with the Investors’ Rights Agreement (each holder of the Preferred Shares and each such assignee being hereinafter referred to as a “Preferred Participation Rights Holder”) shall have a subsequent right of first offer to purchase such Preferred Participation Rights Holder’s pro rata share (as defined below), of all (or any part) of any New Securities that the Company may from time to time issue after the date of the Investors’ Rights Agreement that have not already been purchased by the Participation Rights Holders in accordance with Section 2A above (the “Preferred Right of Participation”).

2B.2	Pro Rata Share

A Preferred Participation Rights Holder’s “pro rata share” for purposes of the Preferred Right of Participation is the ratio of (i) the number of Common Share Equivalents then held by such Preferred Participation Rights Holder, to (ii) the sum of the total number of Common Shares (assuming full conversion and exercise of all convertible or exercisable securities, including such Preferred Participation Rights Holder’s Common Share Equivalents) then outstanding immediately prior to the issuance of New Securities giving rise to the Preferred Right of Participation.

YY Inc.	Page 44

2B.3	Procedures

(a)	Participation Notice. In the event that the Participation Rights Holders do not exercise, or partially exercise, their rights set forth in Section 2A above, the Company shall then give to each Preferred Participation Rights Holder written notice of its intention to issue New Securities (the “Preferred Participation Notice”), describing the amount and the type of New Securities that are available for such Preferred Participation Rights Holder to purchase and the price and the terms upon which the Company proposes to issue such New Securities. Each Preferred Participation Rights Holder shall have fifteen (15) days from the date of receipt of any such Preferred Participation Notice to agree in writing to purchase up to all of such Preferred Participation Rights Holder’s pro rata share of such New Securities for the price and upon the terms and conditions specified in the Preferred Participation Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Preferred Participation Rights Holder’s pro rata share). If any Preferred Participation Rights Holder fails to so agree in writing within such fifteen (15) day period to purchase such Preferred Participation Rights Holder’s full pro rata share of an offering of New Securities, then such Preferred Participation Rights Holder shall forfeit the right hereunder to purchase that part of its pro rata share of such New Securities that it did not so agree to purchase.

(b)	Second Preferred Participation Notice; Oversubscription. If any New Securities which were available for purchase by a Preferred Participation Rights Holder under Section 2B.3(a) are not subscribed for in accordance with that subsection, the Company shall promptly give notice (the “Second Preferred Participation Notice”) to each Preferred Participation Rights Holders who exercised its Preferred Right of Participation with respect to its full pro rata share (the “Preferred Right Participants”) in accordance with Section 2B.3(a) above. The Preferred Right Participants shall have ten (10) days from the date of receipt of the Second Preferred Participation Notice (the “Second Preferred Participation Period”) to notify the Company of its desire to purchase more than its pro rata share of the New Securities, stating the number of the additional New Securities it proposes to buy. Such notice may be made by telephone if confirmed in writing within two (2) Business Days thereafter. If as a result thereof, such oversubscription exceeds the total number of the remaining New Securities which remain available for purchase, the oversubscribing Preferred Right Participants will be cut back by the Company with respect to their oversubscriptions to that number of remaining New Securities equal to the product obtained by multiplying (i) the number of the remaining New Securities available for subscription by (ii) a fraction the numerator of which is the number of Common Share Equivalents held by each oversubscribing Preferred Right Participant notified and the denominator of which is the total number of Common Share Equivalents held by all the oversubscribing Preferred Right Participants. Each oversubscribing Preferred Right Participant shall be obligated to buy such number of additional New Securities as determined by the Company pursuant to this Section 2B.3(b) and the Company shall so notify the Preferred Right Participants within fifteen (15) Business Days of the date of the Second Preferred Participation Notice.

YY Inc.	Page 45

2B.4	Failure to Exercise

Upon the expiration of the Second Preferred Participation Period, or in the event no Preferred Participation Rights Holder exercises the Preferred Right of Participation, after fifteen (15) days following the delivery of the Preferred Participation Notice, the Company shall have sixty (60) days thereafter to sell the remaining New Securities described in the Preferred Participation Notice (with respect to which the Preferred Participation Rights Holders’ rights of first offer hereunder were not exercised) at the same or higher price and upon non-price terms not more favorable to the purchasers thereof than specified in the Preferred Participation Notice. In the event that the Company has not issued and sold such New Securities within such sixty (60) day period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities first to the Participation Rights Holders pursuant to Section 2A above and second to the Preferred Participation Rights Holders pursuant to this Section 2B.

2B.5.	Most Favoured Investor

In the event that the Company grants subsequent purchasers of the Company’s securities rights that are superior to the rights granted in Section 2A and Section 2B of this Schedule, the Company shall grant each Investor the same rights.

3.	ASSIGNMENT AND TRANSFER

Each of the Investor shall be entitled to transfer all or any of the shares of the Preferred Shares or Common Shares held by it, provided that such transferee shall agree in writing to be bound to the same extent by the terms of the Investors’ Rights Agreement as if it were a holder of Preferred Shares or Common Shares at the time the Investors’ Rights Agreement was executed, provided, further, that such transferee shall not be a Competitor.

YY Inc.	Page 46

4.	DRAG-ALONG RIGHT

In the event that (i) the holders of more than fifty percent (50%) of the then outstanding Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares voting or consenting together as a single class on a fully-diluted and as-converted basis, approve in writing a transaction or series of transactions with respect to the Company that qualifies as a Deemed Liquidation Event (as defined in Section 6(e) of this Schedule), and (ii) the minimum aggregate purchase price offered by the potential acquirer in such transaction or series of transactions exceeds US$1,500,000,000 (a “Qualified Trade Sale”); provided that the Members holding more than 50% Common Shares in the Company have approved the terms and conditions of such Qualified Trade Sale and have committed to participate in such Qualified Trade Sale, then each of the remaining Investors and the holders of Common Shares hereby agrees with respect to all shares that he, she or it holds and any other Company securities over which he, she or it otherwise exercises dispositive power:

(a)	in the event such Qualified Trade Sale requires the approval of shareholders, (a) if the matter is to be brought to a vote at a shareholder meeting, after receiving proper notice of any meeting of shareholders of the Company to vote on the approval of the Qualified Trade Sale, to be present, in person or by proxy, as a holder of shares, at all such meetings and be counted for the purposes of determining the presence of a quorum at such meetings; and (b) to vote (in person, by proxy or by action by written consent, as applicable) all shares in favor of such Qualified Trade Sale and in opposition of any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Qualified Trade Sale;

(b)	in the event that the Qualified Trade Sale is to be effected by the sale of shares held by another Member (the “Selling Shareholder”) without the need for shareholder approval, to sell all shares of the Company beneficially held by such Shareholder (or in the event that the Selling Shareholder is selling fewer than all of its shares held in the Company, shares in the same proportion as the Selling Shareholder is selling) to the person to whom the Selling Shareholder propose to sell its shares, for the same per-share consideration (on a fully-diluted and as-converted basis) and on the same terms and conditions as the Selling Shareholder, except that the Member will not be required to sell its shares unless the liability for indemnification, if any, of the Member in such sale of the Company is several, not joint, and is pro rata in accordance with the Member’s relative share ownership of the Company, and will not exceed the consideration payable to the Member, if any, in such transaction (except in the case of potential liability for fraud or willful misconduct by the Member);

(c)	to refrain from exercising any dissenters’ rights or rights of appraisal under applicable laws at any time with respect to such Qualified Trade Sale;

(d)	to execute and deliver all related documentation and take such other action in support of the Qualified Trade Sale as shall reasonably be requested by the Company; and

(e)	not to deposit, and to cause their Affiliates not to deposit, except as provided in the Investors’ Rights Agreement, any voting securities owned by such party or Affiliate in a voting trust or subject any such voting securities to any arrangement or agreement with respect to the voting of such securities, unless specifically requested to do so by the acquirer in connection with a Qualified Trade Sale.

YY Inc.	Page 47

5.	DIVIDEND RIGHTS

(a)	When and if any dividends or other distributions are declared by the Board, with respect to any other class or series of shares of the Company, no such dividends or distributions shall be paid, whether in cash, in property, or in any other shares of the Company unless and until dividend or other distribution in like amount was first paid in full on the Series C Preferred Shares.

(b)	Following the payment of any dividend to Series C Preferred Shares in accordance with Section 5(a) above, no dividends or other distributions shall be paid, whether in cash, in property, or in any other shares of the Company, with respect to any other class or series of shares of the Company, unless and until dividend in like amount was first paid in full on the Series B Preferred Shares.

(c)	Following the payment of any dividend to Series B Preferred Shares in accordance with Section 5(b) above, no dividends or other distributions shall be paid, whether in cash, in property, or in any other shares of the Company, with respect to any other class or series of shares of the Company, unless and until dividend in like amount was first paid in full on the Series A Preferred Shares.

(d)	In the event the Company shall declare a distribution (other than any distribution described in Section 6 below) payable in cash, securities of other persons, evidences of indebtedness issued by the Company or other persons, assets or options or rights to purchase any such securities or evidences of indebtedness or any combination of the foregoing, then, in each such case, the holders of Preferred Shares shall be entitled to a proportionate share of any such dividend or distribution as though the holders of Preferred Shares were the holders of the number of Common Shares of the Company into which their Preferred Shares are convertible as of the record date fixed for the determination of the holders of Common Shares entitled to receive such distribution. In the event of any dividend or distribution declared pursuant to this Section 5(c), the amounts payable to the holders of Series C Preferred Shares shall be paid in preference to, and satisfied before, the amounts payable to any holders of Series B Preferred Shares, the holders of Series A Preferred Shares and holders of Common Shares, and the amounts payable to the holders of Series B Preferred Shares shall be paid in preference to, and satisfied before, the amounts payable to any holders of Series A Preferred Shares and holders of Common Shares, and Series A Preferred Shares shall be paid in preference to, and satisfied before, the amounts payable to any holders of Common Shares.

YY Inc.	Page 48

6.	LIQUIDATION PREFERENCE

Subject to Section 6(g) below, in the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary (a “Liquidation Event”), distributions to the members of the Company shall be made in the following manner:

(a)	The holders of the Series C-1 Preferred Shares and the holders of Series C-2 Preferred Shares shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of the Series B Preferred Shares, the holders of the Series A Preferred Share and the holders of the Common Shares or any other class or series of shares by reason of their ownership of such shares, the amount equal to one hundred percent (100%) of the Series C-1 Original Issue Price for each Series C-1 Preferred Share, and one hundred percent (100%) of the Series C-2 Original Issue Price for each Series C-2 Preferred Share respectively then held by them and an amount equal to all accrued or declared but unpaid dividends on the Series C-1 Preferred Shares (“Series C-1 Liquidation Payment”) or the Series C-2 Preferred Shares (“Series C-2 Liquidation Payment”), as the case may be. If upon the occurrence of a liquidation, dissolution or winding up of the Company the assets and funds thus distributed among the holders of the Series C-1 Preferred Shares and Series C-2 Preferred Shares shall be insufficient to permit the payment to such holders of the full preferential amount, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series C-1 Preferred Shares and Series C-2 Preferred Shares in proportion to the preferential amount each such holder is otherwise entitled to receive.

(b)	After payment of the Series C-1 Liquidation Payment to the holders of the Series C-1 Preferred Shares and the payment of the Series C-2 Liquidation Payment to the holders of the Series C-2 Preferred Shares, the holders of the Series B Preferred Shares shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of the Series A Preferred Shares and holders of the Common Shares or any other class or series of shares by reason of their ownership of such shares, the amount equal to one hundred percent (100%) of the Series B Original Issue Price for each Series B Preferred Share then held by them and an amount equal to all accrued or declared but unpaid dividends on the Series B Preferred Shares (“Series B Liquidation Payment”). If upon the occurrence of a liquidation, dissolution or winding up of the Company the assets and funds thus distributed among the holders of the Series B Preferred Shares shall be insufficient to permit the payment to such holders of the full preferential amount, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series B Preferred Shares in proportion to the preferential amount each such holder is otherwise entitled to receive.

YY Inc.	Page 49

(c)	After payment of the Series B Liquidation Payment to the holders of the Series B Preferred Shares, the holders of the Series A Preferred Shares shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of the Common Shares or any other class or series of shares by reason of their ownership of such shares, the amount equal to one hundred and fifty percent (150%) of the Series A Original Issue Price for each Series A Preferred Share then held by them and an amount equal to all accrued or declared but unpaid dividends on the Series A Preferred Shares (“Series A Liquidation Payment”). If upon the occurrence of a liquidation, dissolution or winding up of the Company the assets and funds thus distributed among the holders of the Series A Preferred Shares shall be insufficient to permit the payment to such holders of the full preferential amount, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Shares in proportion to the preferential amount each such holder is otherwise entitled to receive.

(d)	After setting apart or paying in full the Series C-1 Liquidation Payment, Series C-2 Liquidation Payment, Series B Liquidation Payment and Series A Liquidation Payment due pursuant to Section 6(a), (b) and (c) above, the remaining assets of the Company available for distribution to members, if any, shall be distributed to the holders of the Preferred Shares and the Common Shares on a pro rata basis, based on the number of Common Shares then held by each holder (and, in the case of holders of Preferred Shares, assuming that the Preferred Shares were converted into Common Shares immediately prior to such distribution).

(e)	The following events shall be treated as a “Liquidation Event” under this Section 6 (each a “Deemed Liquidation Event”) unless waived in writing by the Majority Series A Holders, Majority Series B Holders and Majority Series C Holders (each voting or consenting as a separate class):

(i)	any consolidation, amalgamation, scheme of arrangement or merger of the Company with or into any other person or any other corporate reorganization in which the members of the Company immediately prior to such consolidation, amalgamation, merger, scheme of arrangement or reorganization own less than a majority of the Company’s voting power immediately after such consolidation, merger, amalgamation, scheme of arrangement or reorganization, or any transaction or series of related transactions to which the Company is a party in which in at least a majority of the Company’s voting power is transferred;

(ii)	a sale, transfer, lease or other disposition of all or substantially all of the assets of the Company and the Group Companies, taken as a whole (or any series of related transactions resulting in such sale, transfer, or lease of all or substantially all of the assets of the Company and the Group Companies, taken as a whole);

YY Inc.	Page 50

(iii)	a sale of a majority of the outstanding voting securities of the Company; or

(iv)	the unilateral termination or amendment by the Domestic Companies (as defined in the Investors’ Rights Agreement), the WFOEs (as defined in the Investors’ Rights Agreement) or the Key Holders of the Control Documents by and among the Key Holders, the WFOEs and the Domestic Companies, and upon any such event, any proceeds resulting to the shareholders of the Company therefrom shall be distributed in accordance with the terms of Section 6 of this Schedule.

(f)	Subject to Section 6(g) below, in the event the Company proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Company, the value of the assets to be distributed to the holder of the Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares or the Common Shares shall be determined in good faith by the Board, or by a liquidator if one is appointed. Any securities not subject to investment letter or similar restrictions on free marketability shall be valued as follows:

(i)	If traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the thirty (30) day period ending one (1) day prior to the distribution;

(ii)	If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending one (1) day prior to the distribution; and

(iii)	If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the Board.

The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in clauses (i), (ii) or (iii) to reflect the fair market value thereof as determined in good faith by the Board, or by a liquidator if one is appointed. Any of the Majority Series C Holders, Majority Series B Holders and/or Majority Series A Holders shall have the right to challenge any determination by the Board of fair market value pursuant to this section, in which case the determination of fair market value shall be made by an independent appraiser selected jointly by the Board and the challenging parties, the cost of such appraisal to be borne equally by the Company and the challenging parties.

YY Inc.	Page 51

(g)	Notwithstanding any provisions set out in this Section 6(a) through (f) and elsewhere, in the event that the valuation of the Company at the occurrence of a Liquidation Event or a Deemed Liquidation Event exceeds US$1 billion, such event shall not be subject to the liquidation preference as set out in Section 6(a) through (f) and each holder of the Preferred Shares shall participate the distribution of any of the assets or surplus funds of the Company or any proceeds derived from such event together with the holders of the Common Shares on a pro rata basis, based on the number of Common Shares then held by each holder on an as-if-converted basis.

7.	VOTING RIGHTS

Except as otherwise required by law or as set forth herein, the holder of each Common Share issued and outstanding shall have one vote for each Common Share held by such holder, and the holders of Preferred Shares shall be entitled to the number of votes equal to the number of Common Shares into which such Preferred Shares held by such holder could be converted at the record date for determination of the Members entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited, such votes to be counted together with all other shares of the Company having general voting power and not counted separately as a class. Holders of Common Shares and Preferred Shares shall be entitled to notice of any members’ meeting in accordance with the Articles.

8.	CONVERSION

The holders of the Preferred Shares shall have conversion rights as follows (the “Conversion Rights”):

(a)	Right to Convert

(i)	Unless converted earlier pursuant to Section 8(b) below, each Series A Preferred Share shall be convertible, at the option of the holder thereof, at any time after the Series A Original Issue Date into such number of fully paid and nonassessable Common Shares as determined by dividing one hundred fifty percent (150%) of the Series A Original Issue Price by the Series A Conversion Price, determined as hereinafter provided, in effect at the time of the conversion. The price at which Common Shares shall be deliverable upon conversion of the Series A Preferred Shares (the “Series A Conversion Price”) shall initially be one hundred fifty percent (150%) of the Series A Original Issue Price. Such initial Series A Conversion Price shall be subject to adjustment as hereinafter provided. Nothing in this Section 8(a)(i) shall limit the automatic conversion rights of Series A Preferred Shares described in Section 8(b) below.

YY Inc.	Page 52

(ii)	Unless converted earlier pursuant to Section 8(b) below, each Series B Preferred Share shall be convertible, at the option of the holder thereof, at any time after the Series B Original Issue Date into such number of fully paid and nonassessable Common Shares as determined by dividing 100% of the Series B Original Issue Price by the Series B Conversion Price, determined as hereinafter provided, in effect at the time of the conversion. The price at which Common Shares shall be deliverable upon conversion of the Series B Preferred Shares (the “Series B Conversion Price”) shall initially be 100% of the Series B Original Issue Price. Such initial Series B Conversion Price shall be subject to adjustment as hereinafter provided. Nothing in this Section 8(a)(ii) shall limit the automatic conversion rights of Series B Preferred Shares described in Section 8(b) below.

(iii)	Unless converted earlier pursuant to Section 8(b) below, each Series C-1 Preferred Share shall be convertible, at the option of the holder thereof, at any time after the Series C-1 Original Issue Date into such number of fully paid and nonassessable Common Shares as determined by dividing 100% of the Series C-1 Original Issue Price by the Series C-1 Conversion Price, determined as hereinafter provided, in effect at the time of the conversion. The price at which Common Shares shall be deliverable upon conversion of the Series C-1 Preferred Shares (the “Series C-1 Conversion Price”) shall initially be 100% of the Series C-1 Original Issue Price. Such initial Series C-1 Conversion Price shall be subject to adjustment as hereinafter provided. Nothing in this Section 8(a)(iii) shall limit the automatic conversion rights of Series C-1 Preferred Shares described in Section 8(b) below.

(iv)	Unless converted earlier pursuant to Section 8(b) below, each Series C-2 Preferred Share shall be convertible, at the option of the holder thereof, at any time after the Series C-2 Original Issue Date into such number of fully paid and nonassessable Common Shares as determined by dividing 100% of the Series C-2 Original Issue Price by the Series C-2 Conversion Price, determined as hereinafter provided, in effect at the time of the conversion. The price at which Common Shares shall be deliverable upon conversion of the Series C-2 Preferred Shares (the “Series C-2 Conversion Price”) shall initially be 100% of the Series C-2 Original Issue Price. Such initial Series C-2 Conversion Price shall be subject to adjustment as hereinafter provided. Nothing in this Section 8(a)(iv) shall limit the automatic conversion rights of Series C-2 Preferred Shares described in Section 8(b) below.

(b)	Automatic Conversion

(i)	Each Preferred Share shall automatically be converted into Common Shares at the then effective conversion price with respect to such Preferred Share (i) at the closing of a Qualified IPO, or (ii) at the election of the Majority Series A Holders, Majority Series B Holders and Majority Series C Holders (each voting or consenting as a separate class). In the event of the automatic conversion of the Preferred Shares immediately prior to a Qualified IPO, the person(s) entitled to receive the Common Shares issuable upon such conversion of Preferred Shares shall not be deemed to have converted such Preferred Shares until immediately prior to the closing of such sale of securities.

YY Inc.	Page 53

(ii)	Notwithstanding the failure of the holder or holders of any Preferred Shares to surrender the certificates for such shares on or prior to the date of any automatic conversion pursuant to this Section 8(b), all rights with respect to such shares shall immediately cease and terminate at the time of such automatic conversion, except only the right of the holders thereof to receive Common Shares in exchange therefor and to receive payment of any dividends declared but unpaid thereon.

(c)	Mechanics of Conversion

(i)	No fractional Common Share shall be issued upon conversion of the Preferred Shares. All Common Shares (including any fractions thereof) issuable upon conversion of more than one (1) Preferred Share by a holder thereof shall be aggregated for purposes of determining whether the issuance would result in the issuance of any fractional share. Before any holder of Preferred Shares shall be entitled to convert the same into full Common Shares and to receive certificates therefor, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the principal office of the Company or of any transfer agent for the Preferred Shares to be converted and shall give written notice to the Company at such office that the holder elects to convert the same. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Shares a certificate or certificates for the number of Common Shares to which the holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional Common Shares. Preferred Shares converted into Common Shares shall be cancelled and shall not be reissued. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates for the Preferred Shares to be converted, and the person or persons entitled to receive the Common Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Shares on such date. For the avoidance of doubt, no conversion shall prejudice the right of a holder of Preferred Shares to receive dividends and other distributions declared but not paid as at the date of conversion on the Preferred Shares being converted.

(ii)	Conversion of the Preferred Shares shall be effected in such manner as the Board may, subject to the relevant applicable laws and statutes, determine, including, without prejudice to the generality of the foregoing, redeeming or repurchasing the relevant Preferred Shares and applying the proceeds thereof towards payment for the new Common Shares. The holders of Preferred Shares requesting conversion shall be deemed irrevocably to authorize the Board to apply the proceeds arising from the redemption payable to it in subscribing for such Common Shares. For the purposes of the repurchase or redemption and without prejudice to other provisions of the Articles, the Directors may, subject to the Company being able to satisfy its liabilities as they become due in the ordinary course of business, make payments out of capital or in exchange for new Common Shares of equal value.

YY Inc.	Page 54

(d)	Availability of Shares Issuable upon Conversion

The Company shall at all times keep available out of its authorized but unissued Common Shares, free of liens of any kind, solely for the purpose of effecting the conversion of the Preferred Shares such number of its Common Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares, and if at any time the number of authorized but unissued Common Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares in addition to such other remedies as shall be available to the holder of such Preferred Shares, the Company will use its commercially reasonable efforts to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Common Shares to such number of shares as shall be sufficient for such purposes.

(e)	Cessation of Certain Rights on Conversion

Subject to Section 8(c) above, on the date of conversion of any Preferred Share to Common Shares, the holder of the Preferred Shares to be converted shall cease to be entitled to any rights in respect of that share (unless otherwise provided by contract) and accordingly his name shall be removed from the Register of Members as the holder of such Preferred Shares and shall correspondingly be inserted onto the Register of Members as the holder of the number of Common Shares into which such Preferred Shares convert.

(f)	Common Shares resulting from Conversion

The Common Shares resulting from the conversion of Preferred Shares:

(i)	shall be credited as fully paid and non-assessable;

(ii)	shall rank pari passu in all respects and form one class with the Common Shares then in issue and;

(iii)	shall entitle the holder to all dividends payable on the Common Shares by reference to a record date after the date of conversion.

YY Inc.	Page 55

9.	ADJUSTMENT TO CONVERSION PRICE

(a)	Special Definitions

For purposes of this Section 9, the following definitions shall apply:

(i)	“Options” mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Shares or Convertible Securities.

(ii)	“Conversion Price” means the Series A Conversion Price, Series B Conversion Price, Series C-1 Conversion Price or Series C-2 Conversion Price.

(iii)	“Convertible Securities” means any notes, debentures, preferred shares or other securities or rights, which are ultimately convertible or exercisable into, or exchangeable for, Common Shares;

(iv)	“Additional Equity Securities” (each an “Additional Equity Security”) means all Equity Securities (including reissued shares) issued (or, pursuant to Section 9(c) below, deemed to be issued) by the Company after the date of the Initial Closing (as defined in the Common Share Purchase Agreement), other than the following Equity Securities (“Exempted Securities”):

(A)	Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares or Common Shares issuable upon conversion thereof;

(B)	up to 118,166,946 Common Shares (as adjusted for share splits, sub-division, consolidation, recapitalizations, re-classifications, and similar transactions prior to such date) issued or issuable to officers, employees, consultants or directors of the Company either in connection with the provision of services to the Company or on exercise of any options to purchase Common Shares granted under the Share Option Plan (as defined in the Investors’ Rights Agreement), provided that the Share Option Plan is approved by the majority of the Board of the Company, including the affirmative consent of at least a majority of the Investor Directors;

(C)	Common Shares issued or issuable as a result of any share split or share consolidation or the like which does not affect the total number of shares in the Company; provided that the Series A Conversion Price, Series B Conversion Price, Series C-1 Conversion Price and Series C-2 Conversion Price in effect prior to the issuance of such equity securities shall have already been adjusted as a result of and in accordance with Clause Section 9(g) below;

YY Inc.	Page 56

(D)	Common Shares issued or issuable as a dividend or distribution to members of the Company in accordance with the Articles and in proportion to their holdings of Common Shares (with all issued and outstanding Preferred Shares counted as issued and outstanding Common Shares on a fully-diluted and as-if-converted basis);

(E)	Common Shares issued in consideration of an acquisition or a merger approved by the affirmative vote or consent of (i) the Majority Preferred Holders (voting or consenting together as a single class and not as a separate class); and (ii) at least a majority of the Investor Directors;

(F)	Common Shares issued in a Qualified IPO;

(G)	Securities issued to strategic partners of the Company or of its Subsidiaries approved by the affirmative vote or consent of (i) the Majority Preferred Holders (voting or consenting together as a single class and not as a separate class); and (ii) at least a majority of the Investor Directors; and

(H)	Securities issued pursuant to the consent in writing of all the Shareholders.

(b)	No Adjustment of Conversion Price

No adjustment in the Conversion Price shall be made in respect of the issuance of Additional Equity Securities unless the consideration per share for an Additional Equity Securities issued or deemed to be issued by the Company is less than the Conversion Price in effect on the date of and immediately prior to such issue with respect to a Preferred Share. Notwithstanding any provisions to the contrary, no adjustment in the Conversion Price shall be made in respect of the issuance of the Exempted Securities.

(c)	Deemed Issue of Additional Equity Securities

Subject to Section 9(b) above, in the event the Company at any time or from time to time shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number that would result in an adjustment pursuant to clause (ii) below) of Common Shares issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Equity Securities issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that:

(i)	no further adjustment in the Series A Conversion Price, Series B Conversion Price, Series C-1 Conversion Price or Series C-2 Conversion Price shall be made upon the subsequent issue of Convertible Securities or Common Shares upon the exercise of such Options or conversion or exchange of such Convertible Securities;

YY Inc.	Page 57

(ii)	if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Company, or increase or decrease in the number of Common Shares issuable, upon the exercise, conversion or exchange thereof, the Series A Conversion Price, Series B Conversion Price, Series C-1 Conversion Price and Series C-2 Conversion Price computed upon the original issue of such Options or Convertible Securities (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(iii)	upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Series A Conversion Price, Series B Conversion Price, Series C-1 Conversion Price and Series C-2 Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

(A)	in the case of Convertible Securities or Options for Common Shares, the only Additional Equity Securities issued were Common Shares, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Company upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange, and

(B)	in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Company for the Additional Equity Securities deemed to have been then issued was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Company upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

YY Inc.	Page 58

(iv)	no readjustment pursuant to clause (ii) or (iii) above shall have the effect of increasing the Series A Conversion Price, Series B Conversion Price, Series C-1 Conversion Price or Series C-2 Conversion Price to an amount which exceeds the lower of (A) the Series A Conversion Price, Series B Conversion Price, Series C-1 Conversion Price or Series C-2 Conversion Price as the case may be, on the original adjustment date, or (B) the Series A Conversion Price Series B Conversion Price, Series C-1 Conversion Price or Series C-2 Conversion Price, as the case may be, that would have resulted from any issuance of Additional Equity Securities between the original adjustment date and such readjustment date;

(v)	in the case of any Options which expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the Series A Conversion Price, Series B Conversion Price, Series C-1 Conversion Price or Series C-2 Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the manner provided in clause (iii) above.

(d)	Adjustment of the Preferred Conversion Price Upon Issuance of Additional Equity Securities.

(i)	In the event that after the Series A Original Issue Date the Company shall issue Additional Equity Securities without consideration or for a consideration per share received by the Company less than the Series A Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, the Series A Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) equal to the consideration per share of such Additional Equity Securities which shall be determined in accordance with the following formula set forth in paragraph (v) below.

(ii)	In the event that after the Series B Original Issue Date the Company shall issue Additional Equity Securities without consideration or for a consideration per share received by the Company less than the Series B Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, the Series B Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) equal to the consideration per share of such Additional Equity Securities which shall be determined in accordance with the following formula set forth in paragraph (v) below.

YY Inc.	Page 59

(iii)	In the event that after the Series C-1 Original Issue Date the Company shall issue Additional Equity Securities without consideration or for a consideration per share received by the Company less than the Series C-1 Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, the Series C-1 Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) equal to the consideration per share of such Additional Equity Securities which shall be determined in accordance with the following formula set forth in paragraph (v) below.

(iv)	In the event that after the Series C-2 Original Issue Date the Company shall issue Additional Equity Securities without consideration or for a consideration per share received by the Company less than the Series C-2 Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, the Series C-2 Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) equal to the consideration per share of such Additional Equity Securities which shall be determined in accordance with the following formula set forth in paragraph (v) below.

(v)	Formula.

CP1=	CP0	x	CSO + (AC / CP0)
CSO + AS

Where
CP1 =	the adjusted applicable Conversion Price for the Series A Preferred Shares, Series B Preferred Shares, Series C-1 Preferred Shares or Series C-2 Preferred Shares

CP0 =	the applicable Conversion Price for the Series A Preferred Shares, Series B Preferred Share, Series C-1 Preferred Shares or Series C-2 Preferred Shares in effect immediately prior to the issuance of Additional Equity Securities

CSO =	the total number of shares of Common Shares outstanding immediately prior to the issuance of Additional Equity Securities

AC =	the total consideration (measured in dollars) received by the Company for issue of the additional securities

AS =	the total number of Additional Equity Securities

For the purposes of this section, in arriving at the adjusted applicable Conversion Price, Common Shares outstanding shall include Common Shares issuable upon conversion of all the Series A Preferred Shares, Series B Preferred Shares, Series C-1 Preferred Shares and Series C-2 Preferred Shares then issued and outstanding.

YY Inc.	Page 60

(e)	Determination of Consideration

For purposes of this Clause 5.3A.1.5, the consideration received by the Company for the issue of any Additional Equity Securities shall be computed as follows:

(i)	Cash and Property. Except as provided in clause (ii) below, such consideration shall:

(A)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company excluding amounts paid or payable for accrued interest or accrued dividends;

(B)	insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Directors; provided, however, that no value shall be attributed to any services performed by any employee, officer or director of the Company; and provided further that at least a majority of the Preferred Shares shall each have the right to challenge such determination by the Directors, in which case such determination of fair value shall be made by an independent appraiser selected jointly by the Directors and the challenging parties, the cost of such appraisal to be borne equally by the Company and the challenging parties; and

(C)	in the event Additional Equity Securities are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received with respect to such Additional Equity Securities, computed as provided in clauses (A) and (B) above, as determined in good faith by the Directors.

(ii)	Options and Convertible Securities. The consideration per share received by the Company for Additional Equity Securities deemed to have been issued pursuant to Section 9(c), relating to Options and Convertible Securities, shall be determined by dividing

(A)	the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities; by

YY Inc.	Page 61

(B)	the maximum number of Common Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(f)	Adjustments for Allotments of Fully Paid Shares Pursuant to a Capitalization of Profits or Reserves

In the event the Company at any time or from time to time makes, or files a record date for the determination of holders of Common Shares any allotment of fully paid Common Shares pursuant to a capitalization of profits or reserves, the Series A Conversion Price, Series B Conversion Price, Series C-1 Conversion Price and the Series C-2 Conversion Price then in effect shall, concurrently with the effectiveness of such allotment, be proportionately decreased.

(g)	Adjustments for Shares Dividends, Subdivisions, Redemptions, Combinations or Consolidations of Common Shares

In the event the outstanding Common Shares shall be subdivided (by share dividend, share split, or otherwise), into a greater number of Common Shares, the Series A Conversion Price and Series B Conversion Price, Series C-1 Conversion Price and the Series C-2 Conversion Price then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding Common Shares shall be redeemed or combined or consolidated, by reclassification or otherwise, into a lesser number of Common Shares, the Series A Conversion Price, Series B Conversion Price, Series C-1 Conversion Price and Series C-2 Preferred Shares then in effect shall, concurrently with the effectiveness of such redemption, combination or consolidation, be proportionately increased.

(h)	Adjustments for Other Distributions

In the event the Company at any time or from time to time makes, or files a record date for the determination of holders of Common Shares any distribution payable in securities or assets of the Company, then and in each such event provision shall be made so that the holders of the Preferred Shares shall receive upon conversion thereof, in addition to the number of Common Shares receivable thereupon, the amount of securities or assets of the Company which they would have received had their Preferred Shares been converted into Common Shares on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities or assets receivable by them as aforesaid during such period, subject to all other adjustment called for during such period under this Section 9 with respect to the rights of the holders of the Preferred Shares.

YY Inc.	Page 62

(i)	Adjustments for Reclassification, Exchange and Substitution

If the Common Shares issuable upon conversion of the Preferred Shares shall be changed into the same or a different number of shares of any other class or classes of shares, whether by shares reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then and in each such event the holder of each Preferred Share shall have the right thereafter to convert such share into the kind and amount of shares and other securities and property receivable upon such reorganization or reclassification or other change by holders of the number of Common Shares that would have been subject to receipt by the holders upon conversion of the Preferred Shares immediately before that change, all subject to further adjustment as provided herein.

(j)	Certificate as to Adjustments

Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price, Series B Conversion Price, Series C-1 Conversion Price or the Series C-2 Conversion Price pursuant to this Section 9, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Shares a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Preferred Shares, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Series A Conversion Price, (ii) the Series B Conversion Price, (iii) the Series C-1 Conversion Price, (iv) Series C-2 Conversion Price and (v) the number of Common Shares and the amount, if any, of other property which sat the time would be received upon the conversion of the Preferred Shares.

(k)	Miscellaneous

(i)	All calculations under this Section 9 shall be made to the nearest cent. Upon conversion of such number of Preferred Shares, the resultant aggregate number of Common Shares to be issued to each holder of Preferred Shares if not a whole number (but part or fraction of a Common Share), shall be rounded down to the nearest multiple of one (1) Common Share such that the resultant aggregate number of Common Shares to be issued to such holder of Preferred Shares shall be a whole number.

YY Inc.	Page 63

(ii)	No adjustment in the Series A Conversion Price, Series B Conversion Price, Series C-1 Conversion Price or Series C-1 Conversion Price need be made if such adjustment would result in a change in such conversion price of less than US$0.01. Any adjustment of less than US$0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of US$0.01 or more in such conversion price.

10.	PROTECTIVE PROVISIONS

10.1	Matters Requiring Approval of the Majority Series A Holders, the Majority Series B Holders, the Majority Series C Holders and Tiger

For so long as (A) any Preferred Shares remain outstanding; or (B) any shares owned by Tiger or its Affiliates in the Company, in addition to any other vote or consent required elsewhere in the Investors’ Rights Agreement, the Articles or by any applicable statute, the Company shall not directly or indirectly, without the approval of the affirmative vote of (i) the Majority Series A Holders, (ii) the Majority Series B Holders; (iii) the Majority Series C Holders; and (iv) Tiger (each voting or consenting as a separate class), take any action (whether by amendment of the Memorandum or the Articles, through any merger, amalgamation, combination or similar transaction or otherwise, and whether in a single transaction or a series of related transactions) that:

(i)	alters or changes the rights, preferences or privileges of the Common Shares, the Series A Preferred Shares, the Series B Preferred Shares and/or the Series C Preferred Shares;

(ii)	redeems or repurchases any shares of the Company (other than pursuant to this Schedule, the equity incentive agreements with service providers giving any Group Company the right to repurchase shares upon the termination of service);

(iii)	authorizes or issues any equity security with rights, preferences or privileges senior to or on a parity with the Common Shares, the Series A Preferred Shares, the Series B Preferred Shares and/or the Series C Preferred Shares;

(iv)	amends or waives any provision of the Memorandum and Articles in a manner that would alter or change the rights, preferences or privileges of any Common Shares, Series A Preferred Shares, Series B Preferred Shares and/or Series C Preferred Shares; and

(v)	takes any action which would result in any transaction involving both a Group Company and the shareholder or any of the employees, officers or directors of the Group Company or its subsidiaries or any affiliate of such shareholder, employee, officer, or director in excess of US$200,000 in a single transaction or in a series of transactions on the same subject matter (except for transactions entered into from time to time in the ordinary course of the business of the Company or its subsidiaries);

YY Inc.	Page 64

provided, always that in no circumstance shall Tiger’s consent or approval be required if and when any holder of the Preferred Shares exercises its redemption right and liquidation preference pursuant to this Schedule and the Articles, provided, further that Tiger’s right under this Section 10 shall not prejudice in any way the exercise by the holders of the Preferred Shares of their drag-along rights under Section 4 herein and the Articles.

10.2	Matters Requiring the Approval of the Series A Holders, the Series B Holders and the Series C Holders

For so long as any Preferred Shares remain outstanding, in addition to any other vote or consent required elsewhere in the Investors’ Rights Agreement, the Articles or by any applicable statute, the Company shall not directly or indirectly, without the approval of the affirmative vote of the Majority Preferred Holders (voting together as a single class but not as separate classes), take any action (whether by amendment of the Memorandum or the Articles, through any merger, amalgamation, combination or similar transaction or otherwise, and whether in a single transaction or a series of related transactions) that:

(i)	results in any merger, consolidation, or other corporate reorganization, or any transaction or series of transactions in which in excess of fifty percent (50%) of any of the Group Companies’ voting power is transferred or in which all or substantially all of the assets of any Group Company are sold;

(ii)	increases or decreases the authorized size of the board of directors of any Group Company;

(iii)	results in the liquidation, dissolution or winding up of any Group Company or a Deemed Liquidation Event (as defined in Section 6 of this Schedule);

(iv)	declares or allows the accrual of a dividend on any class or series of shares of the Company or take any action to decide not to declare the distributable profits of the Company as dividend;

(v)	extends any loan or guarantees any Group Company for indebtedness in excess of US$1,000,000 in the aggregate to any third party;

(vi)	issues debt in excess of US$1,000,000;

(vii)	purchases any shares, securities or equity interest in, or otherwise acquire the business or assets of, any other company, body corporate, partnership or other business entity, involving an aggregate amount in excess of an aggregate amount of US$1,000,000;

(viii)	authorizes any new issuance of any equity securities of any Group Company, excluding (a) any issuance of Common Shares upon conversion of the Preferred Shares; and (b) the issuance of Common Shares (or options or warrants thereof) under the Share Option Plan (as defined in the Investors’ Rights Agreement) approved by the Board, including the affirmative consents of a majority of the Investor Directors; and

(ix)	increases or decreases the authorized number of Common Shares or Preferred Shares.

YY Inc.	Page 65

10.3	Matters Requiring the Approval of the Series A Director, the Series B Director and the Series C Director

For so long as any Preferred Share remains outstanding, in addition to any other vote or consent required elsewhere in the Memorandum and Articles or by the Law, the Company shall not (and shall not permit any wholly-owned subsidiary of the Company or cause any other Group Company to), without first obtaining the written approval of the Board of the Company (by vote or written consent, as provided by laws), which must include the approval of at least two (2) of the Preferred Directors (as defined herein) voting together to take any action that:

(i)	acquires (by way of purchase or otherwise) any interest in any real property except a lease of office premises;

(ii)	executes any lease of any property for an annual rental payment in excess of US$500,000;

(iii)	establishes or acquires any subsidiary;

(iv)	sells or disposes any Group Company, or create any encumbrance over, any of its assets or undertakings with a book value in excess of US$500,000;

(v)	appoints, removes, dismisses or terminates the employment of any Group Company’s chief executive officer, chief financial officer, chief technology officer and chief operating officer of any Group Company, or determine the amount of such persons’ remuneration, compensation and other benefits, including the grant of any share options or similar rights; provided that the Chief Financial Officer of the Company and all of his direct reports shall be appointed by the Board in accordance with the nomination of a written consent from the Majority Preferred Holders (voting together as a single class but not as separate classes);

(vi)	appoints and removes auditors of any Group Company or causes any material change in the accounting and financial policies of any Group Company; and

(vii)	incurs an expenditure or indebtedness (including bank borrowing) that has been projected in its annual budget of an amount representing a deviation of ten percent (10%) or more from the Board-approved annual budget (either in one transaction or in a series of related transactions) or an expenditure or indebtedness of any amount representing a deviation of ten percent (10%) or more from the Board-approved annual budget (either in one transaction or in a series of related transactions) that has not already been projected in its annual budget

11.	REDEMPTION RIGHTS

Notwithstanding any provisions to the contrary in the Memorandum and Articles, the Preferred Shares shall be redeemable at the option of holders of the Preferred Shares as provided herein:

(a)	Preferred Share Optional Redemption Date

YY Inc.	Page 66

(i)	Redemption Notice.

At any time after June 30, 2015 (a “Standard Redemption Event”), the Majority Series A Holders, the Majority Series B Holders or the Majority Series C Holders may require that the Company redeem all or any lesser portion of its then outstanding Preferred Shares by providing the Company with no less than thirty (30) days’ written notice (any such notice, a “Redemption Notice”).

(ii)	Redemption Date.

If (i) the Company has at least US$3,000,000 of cash or cash equivalents on the balance sheet (on a consolidated basis), and (ii) the Company has generated over US$1,000,000 in free cash flow in the preceding twelve (12) months, then, following receipt of a Redemption Notice, the Company shall within seven (7) business days deliver a copy of the Redemption Notice to each holder of record of a Preferred Share, at the address last shown on the records of the Company for such holder(s). Such Redemption Notice shall be accompanied by a notice indicating that certain holders of Preferred Shares have elected redemption of all or any lesser portion of their Preferred Shares pursuant to the provisions of this Section 11, shall specify the redemption date (the “Redemption Date”), and shall direct the holders of such shares to submit their share certificates to the Company on or before the scheduled Redemption Date.

With respect to a Standard Redemption Event, each holder of Preferred Shares shall have the right to have its Preferred Shares redeemed on such Redemption Date together with the holder of Preferred Shares that delivered the Redemption Notice subject to the Articles.

(iii)	Postponement of Redemption Date.

Notwithstanding the foregoing, if (i) the Company does not have at least US$3,000,000 of cash or cash equivalents on the balance sheet (on a consolidated basis), or (ii) the Company has not generated over US$1,000,000 in net profit in the preceding twelve (12) months immediately preceding such Redemption Date, then the Redemption Date shall be postponed until such time as the Company meets the foregoing financial thresholds.

(b)	Redemption Price

(i)	Series C-1 Redemption Price.

The redemption price for each Series C-1 Preferred Share redeemed pursuant to this Section 11 (the “Series C-1 Redemption Price”) shall be equal to the greater of:

(1)	the fair market value of the Series C-1 Preferred Shares as of the Redemption Date of such Series C-1 Preferred Share, or

YY Inc.	Page 67

(2)	one hundred percent (100%) of the Series C-1 Original Issue Price (as proportionally adjusted for any share splits, share dividends, combinations, recapitalizations or similar transactions), plus all declared or accrued but unpaid dividends thereon up until the date of redemption (including their proportionate share in case of any partial year), proportionally adjusted for any share splits, share dividends, combinations, recapitalizations or similar transactions, plus an amount that would give the holder of Series C-1 Preferred Shares an internal rate of return of no less than ten percent (10%) per annum, calculated according to the following formula:

Series C-1 Redemption Price = IP×(1.10)N, where

IP = Series C-1 Original Issue Price; and

N= a fraction the numerator of which is the number of calendar days between the date of the original issuance of the Series C-1 Preferred Shares and the Redemption Date and the denominator of which is 365 (as adjusted for any share splits, share dividends, combinations, recapitalizations or similar transactions).

(ii)	Series C-2 Redemption Price.

The redemption price for each Series C-2 Preferred Share redeemed pursuant to this Section 11 (the “Series C-2 Redemption Price”) shall be equal to the greater of:

(1)	the fair market value of the Series C-2 Preferred Shares as of the Redemption Date of such Series C-2 Preferred Share, or

(2)	one hundred percent (100%) of the Series C-2 Original Issue Price (as adjusted for any share splits, share dividends, combinations, recapitalizations or similar transactions), plus all declared or accrued but unpaid dividends thereon up until the date of redemption (including their proportionate share in case of any partial year), proportionally adjusted for any share splits, share dividends, combinations, recapitalizations or similar transactions, plus an amount that would give the holder of Series C-2 Preferred Shares an internal rate of return of no less than ten percent (10%) per annum, calculated according to the following formula:

Series C-2 Redemption Price = IP×(1.10)N, where

YY Inc.	Page 68

IP = Series C-2 Original Issue Price; and

N= a fraction the numerator of which is the number of calendar days between the date of the original issuance of the Series C-2 Preferred Shares and the Redemption Date and the denominator of which is 365 (as adjusted for any share splits, share dividends, combinations, recapitalizations or similar transactions).

(iii)	Series B Redemption Price.

The redemption price for each Series B Preferred Share redeemed pursuant to this Section 11 (the “Series B Redemption Price”) shall be equal to the greater of:

(1)	the fair market value of the Series B Preferred Shares as of the Redemption Date of such Series B Preferred Share, or

(2)	one hundred percent (100%) of the Series B Original Issue Price (as adjusted for any share splits, share dividends, combinations, recapitalizations or similar transactions), plus all declared or accrued but unpaid dividends thereon up until the date of redemption (including their proportionate share in case of any partial year), proportionally adjusted for any share splits, share dividends, combinations, recapitalizations or similar transactions, plus an amount that would give the holder of Series B Preferred Shares an internal rate of return of no less than ten percent (10%) per annum, calculated according to the following formula:

Series B Redemption Price = IP×(1.10)N, where

IP = Series B Original Issue Price; and

N= a fraction the numerator of which is the number of calendar days between the date of the original issuance of the Series B Preferred Shares and the Redemption Date and the denominator of which is 365 (as adjusted for any share splits, share dividends, combinations, recapitalizations or similar transactions).

(iv)	Series A Redemption Price.

The redemption price for each Series A Preferred Share redeemed pursuant to this Section 11 (the “Series A Redemption Price”) shall be equal to the greater of:

(i)	the fair market value of the Series A Preferred Shares as of the Redemption Date of such Series A Preferred Share, or

YY Inc.	Page 69

(ii)	one hundred and fifty percent (150%) of the Series A Original Issue Price (as adjusted for any share splits, share dividends, combinations, recapitalizations or similar transactions), plus all declared or accrued but unpaid dividends thereon up until the date of redemption (including their proportionate share in case of any partial year), proportionally adjusted for any share splits, share dividends, combinations, recapitalizations or similar transactions, plus an amount that would give the holder of Series A Preferred Shares an internal rate of return of no less than ten percent (10%) per annum, calculated according to the following formula:

Series A Redemption Price = IP×(1.10)N, where

IP = one hundred fifty percent (150%) of the Series A Original Issue Price; and

N= a fraction the numerator of which is the number of calendar days between the date of the original issuance of the Series A Preferred Shares and the Redemption Date and the denominator of which is 365 (as adjusted for any share splits, share dividends, combinations, recapitalizations or similar transactions).

(c)	Procedure

The closing (the “Redemption Closing”) of the redemption of any Preferred Shares pursuant to this Section 11 will take place on the Redemption Date. At the Redemption Closing, subject to applicable law, the Company will, from any source of assets or funds legally available therefor,

(A)	first, before redeeming any other class of shares, redeem each Series C-1 Preferred Share and each Series C-2 Preferred Share by paying in cash therefor the Series C-1 Redemption Price or Series C-2 Redemption Price (as the case may be) against surrender by such holder at the Company’s principal office of the certificate representing such share.

(B)	second, after payment in full of the Series C-1 Redemption Price and Series C-2 Redemption Price of the Series C-1 Preferred Shares and Series C-2 Preferred Shares (as the case may be) to be redeemed, redeem each Series B Preferred Share by paying in cash therefor the Series B Redemption Price against surrender by such holder at the Company’s principal office of the certificate representing such share.

(C)	third, after payment in full of the Series C-1 Redemption Price and Series C-2 Redemption Price of the Series C-1 Preferred Shares and Series C-2 Preferred Shares (as the case may be) to be redeemed and after payment in full of the Series B Redemption Price of the Series B Preferred Shares to be redeemed, redeem each Series A Preferred Share by paying in cash therefor the Series A Redemption Price against surrender by such holder at the Company’s principal office of the certificate representing such share.

YY Inc.	Page 70

From and after the Redemption Closing, if the Company makes the Series A Redemption Price, the Series B Redemption Price, the Series C-1 Redemption Price or the Series C-2 Redemption Price, as the case may be, available to a holder of a Preferred Share, all rights of the holder of such Preferred Share (except the right to receive the Series A Redemption Price, the Series B Redemption Price, the Series C-1 Redemption Price or the Series C-2 Redemption Price, as the case may be, therefor) will cease with respect to such Preferred Share, and such Preferred Share will not thereafter be transferred on the books of the Company or be deemed outstanding for any purpose whatsoever. To the extent that the Company’s assets of funds which are legally available to make any redemption payment under this Section 11(c) are insufficient, the payment of the applicable redemption price shall be made in accordance with Section 11(d) below.

(d)	Insufficient Funds

(i)	If the Company’s assets or funds which are legally available on the date that any redemption payment under this Section 11 is due are insufficient to pay in full all redemption payments to be paid at the Redemption Date, or if the Company is otherwise prohibited by applicable law from making such redemption, those assets or funds which are legally available shall be used to the extent permitted by applicable law to pay all redemption payments due on such date ratably in proportion to the full amounts to which the holders to which such redemption payments are due would otherwise be respectively entitled thereon, in the order set forth in this Section 11, with the Series C-1 Redemption Price and Series C-2 Redemption Price being paid in full in accordance with Section 11(c)(A) above, prior to the payment of the Series B Redemption Price pursuant to Section 11(c)(B) above and the payment of the Series A Redemption Price pursuant to Section 11(c)(C) above, respectively.

YY Inc.	Page 71

(ii)	If there are insufficient assets or funds to redeem each Series C-1 Preferred Share and Series C-2 Preferred Shares by paying in cash therefor the Series C-1 Redemption Price and Series C-2 Redemption Price (as applicable), then the Series C-1 Preferred Shares and Series C-2 Preferred Shares shall be redeemed ratably in proportion to the full amounts to which the holders to which such redemption payments are due would otherwise be respectively entitled thereon. If, after payment in full of the Redemption Price of the Series C-1 Preferred Shares and Series C-2 Preferred Shares to be redeemed, there are insufficient assets or funds to redeem each Series B Preferred Share by paying in cash therefor the Series B Redemption Price and (as applicable), then the Series B Preferred Shares shall be redeemed ratably in proportion to the full amounts to which the holders to which such redemption payments are due would otherwise be respectively entitled thereon. If, after payment in full of the Redemption Price of the Series C-1 Preferred Shares, Series C-2 Preferred Shares and Series B Preferred Shares to be redeemed, there are insufficient assets or funds to redeem each Series A Preferred Share by paying in cash therefor the Series A Redemption Price and (as applicable), then the Series A Preferred Shares shall be redeemed ratably in proportion to the full amounts to which the holders to which such redemption payments are due would otherwise be respectively entitled thereon. Thereafter, all assets or funds of the Company that become legally available for the redemption of shares shall immediately be used to pay the redemption payment which the Company did not pay on the date that such redemption payments were due, in the order set forth in Section 11(c) above. Notwithstanding the above, the period from the Redemption Date to the actual payment in full of the Series A Redemption Price, the Series B Redemption Price, the Series C-1 Redemption Price or the Series C-2 Redemption Price, as the case may be, shall not exceed two (2) years.

(e)	Without limiting any rights of the holders of Preferred Shares which are set forth in this Section, or are otherwise available under law, the balance of any shares subject to redemption hereunder with respect to which the Company has become obligated to pay the redemption payment but which it has not paid in full shall continue to have all the powers, designations, preferences and relative participating, optional, and other special rights (including, without limitation, rights to accrue dividends) which such shares had prior to such date, until the redemption payment has been paid in full with respect to such shares.

YY Inc.	Page 72